Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SOMALOGIC, INC.,

STANDARD BIOTOOLS INC.,

and

MARTIS MERGER SUB, INC.

Dated as of October 4, 2023

TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER; CLOSING; SURVIVING COMPANY	2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	The Certificate of Incorporation	2
1.5	The Bylaws	3
1.6	Directors and Officers of Parent	3
1.7	Directors and Officers of the Surviving Company	3

ARTICLE II	EFFECT OF THE MERGER ON SECURITIES; EXCHANGE	3

2.1	Effect on Capital Stock	3
2.2	Exchange of Certificates	4
2.3	Treatment of Equity Awards and Warrants	8
2.4	Withholding Rights	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.1	Organizational Documents	10
3.2	Due Organization; Subsidiaries	10
3.3	Capitalization	11
3.4	Authority; Binding Nature of Agreement; Required Vote	13
3.5	Non-Contravention; Consents	13
3.6	SEC Documents; Financial Statements	15
3.7	Absence of Changes	17
3.8	Absence of Undisclosed Liabilities	17
3.9	Title to Assets	17
3.10	Legal Proceedings; Orders	17
3.11	Customers and Suppliers	18
3.12	Contracts	18
3.13	Employee and Labor Matters; Benefits Plans	21
3.14	Environmental Matters	26
3.15	Taxes	27
3.16	Intellectual Property	29
3.17	Privacy and Data Security	31
3.18	Compliance with Laws; Permits; Regulatory Matters	34
3.19	Insurance	36
3.20	Real Estate	37
3.21	Registration Statement and Joint Proxy Statement/Prospectus	37
3.22	Transactions with Affiliates	38
3.23	Brokers and Finders	38
3.24	Opinion of Financial Advisor	38
3.25	Certain Business Practices	38
3.26	Ownership of Parent Common Stock	39

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	39

4.1	Organizational Documents	39
4.2	Due Organization; Subsidiaries	40
4.3	Capitalization	40
4.4	Authority; Binding Nature of Agreement; Required Vote	42
4.5	Non-Contravention; Consents	43
4.6	SEC Documents; Financial Statements	45
4.7	Absence of Changes	46
4.8	Absence of Undisclosed Liabilities	47
4.9	Title to Assets	47
4.10	Legal Proceedings; Orders	47
4.11	Customers and Suppliers	48
4.12	Contracts	48
4.13	Employee and Labor Matters; Benefits Plans	50
4.14	Environmental Matters	56
4.15	Taxes	56
4.16	Intellectual Property	58
4.17	Privacy and Data Security	61
4.18	Compliance with Laws; Permits; Regulatory Matters	63
4.19	Insurance	66
4.20	Real Estate	66
4.21	Registration Statement and Joint Proxy Statement/Prospectus	67
4.22	Transactions with Affiliates	67
4.23	Brokers and Finders	67
4.24	Opinion of Financial Advisor	67
4.25	Certain Business Practices	67
4.26	Ownership and Operations of Merger Sub	68
4.27	Ownership of the Company Common Stock	68

ARTICLE V	COVENANTS	69

5.1	Interim Operations	69
5.2	Company Acquisition Proposals; Company Change in Recommendation	77
5.3	Parent Acquisition Proposals; Parent Change in Recommendation	84
5.4	Joint Proxy Statement/Prospectus; Information Supplied	91
5.5	Stockholder Meetings	92
5.6	Regulatory Approvals; Reasonable Best Efforts	94
5.7	Access; Consultation	96
5.8	Stock Exchange Listing, De-listing and De-registration	96
5.9	Publicity	96
5.10	Expenses	97
5.11	Indemnification; Directors’ and Officers’ Insurance	97
5.12	Takeover Statute	98
5.13	Control of Company’s or Parent’s Operations	98
5.14	Directors and Officers; Post-Closing Company Headquarters	98

5.15	Section 16(b)	99
5.16	Approval by Sole Stockholder of Merger Sub	99
5.17	Stockholder Litigation	99
5.18	Tax Treatment	100
5.19	Termination of the Company’s 401(k) Plan	101
5.20	Company Resignations	101
5.21	Obligations of Merger Sub and Surviving Company	101
5.22	Employee Matters	101

ARTICLE VI	CONDITIONS	102

6.1	Conditions to Each Party’s Obligation to Effect the Merger	102
6.2	Conditions to Obligations of Parent and Merger Sub	103
6.3	Conditions to Obligation of Company	104
6.4	Frustration of Conditions	104

ARTICLE VII	TERMINATION	104

7.1	Termination by Mutual Consent	104
7.2	Termination by Either Parent or Company	105
7.3	Termination by Company	105
7.4	Termination by Parent	106
7.5	Company Termination Fee and Expense Reimbursement	107
7.6	Parent Termination Fee and Expense Reimbursement	108
7.7	Notice of Termination	109
7.8	Effect of Termination and Abandonment	109
7.9	Remedies	109

ARTICLE VIII	MISCELLANEOUS AND GENERAL	110

8.1	Survival	110
8.2	Amendment	110
8.3	Assignability	110
8.4	Waiver	110
8.5	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	111
8.6	Governing Law and Venue; Waiver of Jury Trial	111
8.7	Notices	112
8.8	No Third Party Beneficiaries	113
8.9	Severability	113
8.10	No Other Representations and Warranties	113
8.11	Construction	114
8.12	Certain Definitions: For the purposes of this Agreement:	115
8.13	Specific Performance	128

Exhibits

Exhibit A          Form of Certificate of Merger

Exhibit B          Form of Certificate of Incorporation

Exhibit C          Form of Bylaws

Exhibit D          Directors and Officers of Parent

Defined Terms Index	Section

Acceptable Company Confidentiality Agreement	Section 5.2(b)
Acceptable Parent Confidentiality Agreement	Section 5.3(b)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.4(a)
Bylaws	Section 1.5
CAP	Section 8.12(pp)
Certificate	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.4
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company 2009 Equity Incentive Plan	Section 3.3(d)
Company 2017 Equity Incentive Plan	Section 3.3(d)
Company 2021 Omnibus Stock Incentive Plan	Section 3.3(d)
Company 401(k) Plan	Section 5.19
Company Acquisition Proposal	Section 5.2(d)
Company Alternative Acquisition Agreement	Section 5.2(e)
Company Balance Sheet	Section 3.7
Company Board	Recitals
Company Board Recommendation	Recitals
Company Budget	Section 5.1(a)(vii)
Company Certifications	Section 3.6(a)
Company Change in Recommendation	Section 5.2(e)
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.3(d)
Company ESPP Options	Section 2.3(c)
Company Fee Reimbursement	Section 7.6(b)
Company In-bound License	Section 3.16(d)
Company In-Licensed IP	Section 3.16(b)
Company Intervening Event	Section 5.2(d)
Company Leased Real Property	Section 3.20
Company Material Contract	Section 3.12
Company Material Customers	Section 3.11(a)
Company Material Suppliers	Section 3.11(b)
Company Medical Device	Section 3.18(i)
Company Out-bound License	Section 3.16(d)
Company Permits	Section 3.18(c)
Company Preferred Stock	Section 3.3(a)
Company Real Estate Leases	Section 3.20
Company SEC Documents	Section 3.6(a)
Company Sensitive Data	Section 3.17(a)

v

Company Specified Agreement	Section 7.3(b)
Company Stock Plans	Section 3.3(d)
Company Stockholder Approval	Section 3.4(b)
Company Stockholders Meeting	Section 5.5(a)(i)
Company Superior Proposal	Section 5.2(d)
Company Voting Agreement	Recitals
Copyrights	Section 8.12(vv)
D&O Tail Policy	Section 5.11(b)
DGCL	Recitals
DOL	Section 3.13(a)
Effective Time	Section 1.3
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Share	Section 2.1(a)(i)
Excluded Shares	Section 2.1(a)(i)
Existing D&O Policy	Section 5.11(b)
HIPAA	Section 8.12(ss)
Indemnified Person	Section 5.11(a)
Indemnified Persons	Section 5.11(b)
Intended Tax Treatment	Recitals
IRS	Section 3.13(a)
ISO	Section 8.12(pp)
Joint Proxy Statement/Prospectus	Section 5.4
Maximum Premium	Section 5.11(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Parent	Preamble
Parent 2009 Equity Incentive Plan	Section 4.3(d)
Parent 2010 Equity Incentive Plan	Section 4.3(d)
Parent 2011 Equity Incentive Plan	Section 4.3(d)
Parent 2017 Inducement Plan	Section 4.3(d)
Parent 2022 Inducement Plan	Section 4.3(d)
Parent Acquisition Proposal	Section 5.3(d)
Parent Alternative Acquisition Agreement	Section 5.3(e)
Parent Balance Sheet	Section 4.7
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Budget	Section 5.1(b)(vii)
Parent Certifications	Section 4.6(a)
Parent Change in Recommendation	Section 5.3(e)
Parent Charter Amendment	Section 4.4(a)
Parent Common Stock	Section 4.3(a)
Parent Disclosure Schedule	Article IV
Parent ESPP	Section 4.3(d)
Parent ESPP Options	Section 4.3(e)

Parent Fee Reimbursement	Section 7.5(b)
Parent In-bound License	Section 4.6(d)
Parent In-Licensed IP	Section 4.16(a)
Parent Intervening Event	Section 5.3(d)
Parent Leased Real Property	Section 4.20
Parent Material Contract	Section 4.12(a)
Parent Material Customers	Section 4.11(a)
Parent Material Suppliers	Section 4.11(b)
Parent Medical Device	Section 4.18(i)
Parent Out-bound License	Section 4.6(d)
Parent Permits	Section 4.18(c)
Parent Real Estate Leases	Section 4.20
Parent SEC Documents	Section 4.6(a)
Parent Sensitive Data	Section 4.17(a)
Parent Share Issuance	Section 4.4(a)
Parent Stock Plans	Section 4.3(d)
Parent Stockholder Approval	Section 4.4(b)
Parent Stockholders Meeting	Section 5.5(b)(i)
Parent Superior Proposal	Section 5.3(d)
Parent Voting Agreement	Recitals
Parties	Preamble
Party	Preamble
Patents	Section 8.12(vv)
Payor	Section 7.9(a)
PPACA	Section 3.13(i)
Pre-Closing Period	Section 5.1
Recall	Section 3.18(e)
Recipient	Section 7.9(a)
Registration Statement	Section 5.4
Representatives	Section 5.2(a)
Second Request	Section 5.6(a)
Section	Section 2.3(f)
Shares	Recitals
Surviving Company	Section 1.1
Tax Opinion	Section 5.18(d)
Termination Date	Section 7.2(a)
Termination Fee	Section 7.9(a)
Trade Control Laws	Section 3.25(b)
Trade Secrets	Section 8.12(vv)
Trademarks	Section 8.12(vv)
Transaction Litigation	Section 5.17
Uncertificated Shares	Section 2.1(a)(ii)
WARN Act	Section 3.13(t)
Willful Breach	Section 7.8

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 4, 2023, among SomaLogic, Inc., a Delaware corporation (the “Company”), Standard BioTools Inc., a Delaware corporation (“Parent”), and Martis Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”).

B.	In connection with the Merger, each outstanding share of the Company Capital Stock (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii)).

C.	The board of directors of the Company (the “Company Board”) has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

D.	The board of directors of Parent (the “Parent Board”) has (i) determined that the Contemplated Transactions, including the Merger, the Parent Share Issuance and the Parent Charter Amendment, are advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Contemplated Transactions and the Parent Charter Amendment, and (iii) resolved to recommend the approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

E.	The board of directors of Merger Sub, by resolutions duly adopted, has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by Parent as its sole stockholder.

F.	Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into an agreement with Parent (the “Company Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote the Shares held by such stockholder in favor of this Agreement, the Merger and the other Contemplated Transactions.

G.	Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement with the Company (the “Parent Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote the shares of capital stock of Parent held by such stockholder in favor of the Parent Share Issuance and the Parent Charter Amendment.

H.	For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”) and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING; SURVIVING COMPANY

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in this Agreement and the DGCL.

1.2           Closing. The closing of the Merger (the “Closing”) shall take place (a) via electronic exchange of the required Closing documentation set forth in Section 1.3 and Article VI, as soon as reasonably practicable, and in no event later than three Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3           Effective Time. Upon the Closing, the Company and Parent will cause the certificate of merger with respect to the Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4           The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Company (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law, subject to Section 5.11(b).

1.5           The Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit C hereto and as so amended and restated shall be the bylaws of the Surviving Company (the “Bylaws”), until thereafter amended as provided therein, in the Certificate of Incorporation or by applicable Law, subject to Section 5.11(b).

1.6           Directors and Officers of Parent. The Parties shall take all actions necessary so that the directors and officers of Parent immediately following the Effective Time, each to hold office in accordance with Parent’s Organizational Documents, shall be as set forth in Section 5.14 after giving effect to the provisions of Section 5.14, or such other Persons as shall be mutually agreed upon by Parent and the Company in writing prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Parent’s Organizational Documents and applicable Law, subject to Section 5.11(b).

1.7           Directors and Officers of the Surviving Company. At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation, the Bylaws and applicable Law, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company.

ARTICLE II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

2.1           Effect on Capital Stock.

(a)           At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i)           Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury and Shares that are owned by Parent or Merger Sub or held by any subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time and Earn-Out Shares (as defined in that certain Agreement and Plan of Merger, dated March 28, 2021, by and among CM Life Sciences II, Inc., S-Craft Merger Sub, Inc., and SomaLogic, Inc.), if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”))) shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the aggregate shares of Parent Common Stock issued by applying the Exchange Ratio in accordance with this Section 2.1 and cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), if any, the “Merger Consideration”).

(ii)          At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and any distributions or dividends payable pursuant to Section 2.2(c), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(h) in the case of Uncertificated Shares.

(iii)         Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other Person, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b)           Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

(c)           Adjustments to Exchange Ratio. If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class or series of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.2           Exchange of Certificates.

(a)           Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A., its transfer agent, as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving their surrendered Certificates and Uncertificated Shares and shall obtain no rights or interests in the Shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent evidence of book-entry shares representing non-certificated shares of Parent Common Stock issuable pursuant to Section 2.1(a) and Section 2.3. The shares of Parent Common Stock so deposited, and cash in lieu of fractional shares deposited pursuant to Section 2.2(e), with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)           Exchange Procedures. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or with respect to Uncertificated Shares receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such surrendered Certificate or Uncertificated Share shall be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock in book-entry form and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c), less in each case any required Tax withholdings as provided in Section 2.4. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of the Certificates or Uncertificated Shares, each Certificate and Uncertificated Share that immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of the Certificate or Uncertificated Share, as applicable, pursuant to Section 2.1(a) may be issued and paid to such transferee if (x) in the case of a Certificate, such Certificate formerly representing such Shares is surrendered to the Exchange Agent, (y) in the case of an Uncertificated Share, written instructions authorizing the transfer of such Uncertificated Share are presented to the Exchange Agent, and (z) the Certificate, in the case of clause (x), and the written instructions, in the case of clause (y), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(c)           Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any un-surrendered Certificate or Uncertificated Share that was issued and outstanding immediately prior to the Effective Time until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d)           Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)           Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares that were issued and outstanding immediately prior to the Effective Time for 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any former holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock, payment of cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Shares (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent’s customary practices, the entry by such Person into an indemnification agreement in customary form providing an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, payment of cash in lieu of fractional shares payable pursuant to Section 2.2(e), shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) had such lost, stolen or destroyed Certificate been surrendered.

(h)           Uncertificated Shares. Any holder of Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(c) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration and any distributions or dividends payable pursuant to Section 2.2(c), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(c), and such Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.

2.3           Treatment of Equity Awards, Warrants and Milestone Consideration.

(a)           At the Effective Time, each Company Stock Plan and each outstanding Company Option, whether vested or unvested, without any action on the part of the holder thereof, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Company Option immediately prior to the Effective Time, including vesting terms and provisions, except that (i) such Company Option will be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Parent Common Stock, and (ii) the exercise price per share shall be the exercise price per share in effect for such Company Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the next nearest cent.

(b)           At the Effective Time, each outstanding Company RSU without any action on the part of the holder thereof, will be assumed by Parent. Each such Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time, including vesting terms and provisions, except that such Company RSU, will be with respect to a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next nearest share of Parent Common Stock.

(c)           (i) The Company and the Company Board shall take such actions as may be necessary, including providing advance written notice to each holder of options thereunder (“Company ESPP Options”), prior to the Effective Time to: (i) terminate the Option Periods (as defined in the Company ESPP) then in effect under the Company ESPP in accordance with the terms of the Company ESPP, (ii) exercise all outstanding Company ESPP Options to the extent of accumulated payroll deductions as of a date specified by the Company Board in such notice, which date shall not be less than 10 days preceding the Effective Time, (iii) prohibit any individual who is not participating in the Company ESPP as of the date of this Agreement from commencing participation in the Company ESPP following the date of this Agreement, (iv) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (v) terminate the Company ESPP effective immediately prior to the Effective Time. No Company ESPP Options shall be outstanding from and after the Effective Time.

(d)           Prior to the Effective Time, the Company and the Company Board shall take all actions necessary or appropriate, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Parent), which are necessary to effectuate the treatment of the Company Options and Company RSUs (collectively, the “Company Equity Awards”), and the Company ESPP and the Company ESPP Options thereunder, set forth in Sections 2.3(a), (b) and (c) prior to the Effective Time. At or prior to the Effective Time, the Company shall terminate the Company ESPP. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery of options and restricted stock units assigned to and assumed by it in accordance with Sections 2.3(a) and 2.3(b). Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares of Parent Common Stock subject to, each assumed Company Option shall be determined as necessary to comply with Sections 424 and 409A of the Code. Following the Effective Time, references to the Company in each Company Stock Plan and award agreements for the Company Equity Awards that is not terminated at or prior to the Effective Time shall thereupon be deemed references to Parent and references to Shares therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments in accordance with the terms of the Company Stock Plan to reflect the Contemplated Transactions.

(e)           At the Effective Time, each Company Warrant shall be treated in accordance with its terms. As soon as reasonably possible following the date hereof, the Company shall provide, in accordance with the terms of such Company Warrant, any notices required to be provided to the holder of such Company Warrant, the form of which shall be given to Parent and its counsel for a reasonable opportunity to review and comment before such notice is provided to the holder of such Company Warrant, and take all such other actions that may be required in accordance with the terms of such Company Warrant in connection with the Contemplated Transactions prior to the Effective Time.

(f)           Following the Effective Time and upon the achievement of any Milestone (as defined in the Palamedrix Merger Agreement), each share of Acquiror Common Stock (as defined in the Palamedrix Merger Agreement) issuable in satisfaction of the applicable Milestone Consideration (as defined in the Palamedrix Merger Agreement) shall be satisfied with Parent Common Stock.

(g)           As soon as practicable following the Closing Date (but in no event longer than 10 Business Days after the Closing Date), Parent will file an appropriate registration statement on Form S-8 or other appropriate form with respect to the offering of the shares of Parent Common Stock issuable upon vesting of the assumed Company Options and Company RSUs (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Company Options and Company RSUs remain outstanding.

2.4           Withholding Rights. Each of Parent, Merger Sub, the Company, Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Persons pursuant to this Agreement any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted by Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth (a) in the Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”); provided that clause (a) shall not apply to any representations or warranties set forth in Sections 3.1 (Organizational Documents), 3.2 (Organization; Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.23 (Brokers and Finders) and 3.24 (Opinion of Financial Advisor). The Company Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Schedule shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

3.1           Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

3.2           Due Organization; Subsidiaries.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)           The Company is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.

(c)           Each of the Company’s Subsidiaries is identified in Section 3.2(c) of the Company Disclosure Schedule; and neither the Company nor any of the entities identified in Section 3.2(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 3.2(c) of the Company Disclosure Schedule.

(d)           Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(e)           Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

(f)           All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

3.3           Capitalization.

(a)           The authorized capital stock of the Company as of the date of this Agreement consists of (i) 600,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 188,662,349 shares have been issued and are outstanding as of the close of business on the Reference Date, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which no shares have been issued and are outstanding as of the close of business on the Reference Date. The Company does not hold any shares of its capital stock in its treasury. Except as set forth in this Section 3.3, there are no outstanding shares of capital stock, or other equity interest in the Company.

(b)           Section 3.3(b) of the Company Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Company Warrants, (ii) the number and type of shares subject to each Company Warrant, (iii) the exercise price of each Company Warrant, and (iv) the termination date of each Company Warrant.

(c)           All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. There is no Company Contract pursuant to which the Company or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(d)           Except for the Company Non-Plan Grants, the 2021 Omnibus Incentive Plan (the “Company 2021 Omnibus Stock Incentive Plan”), the 2009 Equity Incentive Plan (the “Company 2009 Equity Incentive Plan”) and the 2017 Equity Incentive Plan (the “Company 2017 Equity Incentive Plan”; together with the Company 2021 Omnibus Stock Incentive Plan, the Company 2009 Equity Incentive Plan, the Company Non-Plan Grants and the Company ESPP, the “Company Stock Plans”) and the award agreements thereunder, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, the Company has authorized 49,776,977 shares of Company Common Stock for issuance under the Company Stock Plans, of which 28,404,696 shares are subject to equity awards previously granted and outstanding as of the Reference Date, and of which 25,675,798 shares of Company Common Stock are subject to issuance upon the exercise of the Company Options outstanding as of the Reference Date, at a weighted average exercise price of $5.33, 2,728,898 shares of Company Common Stock and are subject to issuance upon the settlement of the Company RSUs as of the Reference Date. As of the Reference Date, 10,533,324 shares of Company Common Stock are subject to issuance upon the exercise of the Company Warrants. Section 3.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Reference Date, with respect to each outstanding Company Equity Award, (i) the number of shares of Company Common Stock subject to such Company Equity Award, (ii) the Company Stock Plan under which such Company Equity Award was granted, (iii) the grant or issuance date of such Company Equity Award, (iv) any applicable vesting schedule with respect to such Company Equity Award (including any performance-based vesting) and (v) if such Company Equity Award is a Company Option, the exercise price and the expiration date of such Company Option and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.

(e)           Except for the Company Options, the Company RSUs, the Company ESPP Options and the Company Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(f)           All outstanding shares of Company Common Stock, Company Options, Company RSUs, Company ESPP Options, Company Warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. No Company Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.

3.4           Authority; Binding Nature of Agreement; Required Vote.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Contemplated Transactions. The Company Board has, unanimously by the participating members of the Parent Board at a meeting duly called, (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) subject to Section 5.2, resolved to make the Company Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). Prior to the execution of the Company Voting Agreement, the Company Board approved the Company Voting Agreement and the transactions contemplated thereby.

(b)           Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (such approval, the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.

3.5           Non-Contravention; Consents.

(a)           Subject to (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL, (iii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement and the Contemplated Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, and (vi) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation by the Company of the Contemplated Transactions, will (with or without notice or lapse of time):

(i)           result in a violation or breach of any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries;

(ii)          result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned by the Company or any of its Subsidiaries, is subject;

(iii)         result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries;

(iv)         result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract; or

(v)          result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Liens);

except in the case of clauses (ii), (iii), (iv) and (v) of this Section 3.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have a Company Material Adverse Effect (provided that, for purposes of this Section 3.5(a), effects resulting from or arising in connection with the matters set forth in clause (viii) of the definition of “Company Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)           Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (iv) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) any applicable requirements of the HSR Act or any foreign Antitrust Laws, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by the Company of this Agreement, or (y) the consummation by the Company of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions or that would have a Company Material Adverse Effect.

(c)           Assuming the accuracy of the representation set forth in Section 3.26, the Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Voting Agreement and to the consummation of the Contemplated Transactions. To the Company’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Voting Agreement or any of the Contemplated Transactions.

3.6           SEC Documents; Financial Statements.

(a)           Other than such documents that can be obtained on the SEC’s website at www.sec.gov, the Company has made available to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2021 (the “Company SEC Documents”). Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed between January 1, 2021 and the date hereof there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)           As of the date of this Agreement, the Company is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(d)           The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s system of internal control over financial reporting as of June 30, 2023, and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e)           The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications.

3.7           Absence of Changes. Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of the Company’s latest consolidated unaudited balance sheet (the “Company Balance Sheet”) and the date of this Agreement, (i) the Company has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions), (ii) there has not been any Company Material Adverse Effect (disregarding for purposes of this Section 3.7 clause (ii) of the definition thereof) and (iii) there has not occurred any action, event or occurrence that would have required the consent of Parent pursuant to Section 5.1(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement (other than any such action, event or occurrence taken in the Ordinary Course of Business that would have required the consent of Parent pursuant to Sections 5.1(a)(ii), 5.1(a)(viii), 5.1(a)(xv), 5.1(a)(xvi) or 5.1(a)(xxvi) as it relates to Sections 5.1(a)(ii), 5.1(a)(viii), 5.1(a)(xv) or 5.1(a)(xvi)).

3.8           Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on the Company’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents as so required by GAAP, (b) that have been incurred by the Company or any of its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of the Company or any of its Subsidiaries which have not resulted from a breach of Contract, breach of warranty, tort, infringement or violation of Law, (d) incurred in connection with the Contemplated Transactions or (e) that would not have a Company Material Adverse Effect.

3.9           Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, tangible assets and equipment necessary for the conduct of its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

3.10         Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no material pending Legal Proceeding and no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Between January 1, 2021 and the date hereof, no Legal Proceeding has been pending against the Company or any of its Subsidiaries that resulted in any liability that is material to the Company and its Subsidiaries, taken as a whole.

(c)           There is no material order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Company’s Knowledge, as of the date hereof no officer or employee of the Company or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.11         Customers and Suppliers.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of the ten largest customers of the Company and its Subsidiaries based on the revenue accrued by the Company and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Company Material Customers”). From January 1, 2022 through the date of this Agreement, the Company has not received written notice from any Company Material Customer that such Company Material Customer intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Company Material Customer conducts with the Company or any of its Subsidiaries.

(b)           Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers of the Company and its Subsidiaries based on the expenses accrued by the Company and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Company Material Suppliers”). From January 1, 2022 through the date of this Agreement, the Company has not received written notice from any Company Material Supplier that such Company Material Supplier intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Company Material Supplier conducts with the Company or any of its Subsidiaries.

3.12         Contracts.

(a)           Section 3.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plan and any purchase order, work order or quality agreement that, for each of the foregoing, does not modify any material term or condition of, or contain any material term or condition that is not contemplated by or contained in, a Company Material Contract disclosed on Section 3.12(a) of the Company Disclosure Schedule) (each, a “Company Material Contract”):

(i)           each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)          each Contract that is material to the business or operation of the Company and its Subsidiaries, taken as a whole, containing (A) any provision limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, other than any employee, customer, or consultant non-solicitation covenants entered into in the Ordinary Course of Business, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase a minimum quantity of goods or services, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business or in connection with any potential acquisition by the Company or any of its Subsidiaries of material assets or any ownership interests in any entity (whether by merger, sale of stock, sale of assets or otherwise), which are not material to the business of or operations of the Company and its Subsidiaries, taken as a whole;

(iii)          each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among the Company and any of its Subsidiaries;

(iv)         each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(v)          each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);

(vi)         each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of the Company or any of its Subsidiaries or creating any material Liens, other than Contracts creating Liens of the type, nature and scope contemplated by clauses (i)(B), (i)(C), (i)(D), (i)(E), (ii) or (iii) of the definition of Permitted Liens or Contracts required to be disclosed on Section 3.12(a)(ix) of the Company Disclosure Schedule, with respect to any material assets of the Company or any of its Subsidiaries;

(vii)        each Company Real Estate Lease;

(viii)       each Contract with any Governmental Entity or any university, college, research institute or other educational or academic institution that provides for research and development activities involving the creation of any material Intellectual Property Rights;

(ix)          each (A) Company Out-bound License, (B) Company In-bound License, (C) Contract pursuant to which any material research or development activities are conducted by the Company or any of its Subsidiaries for a third party or by a third party for the Company or any of its Subsidiaries or (D) settlement, co-existence or other similar Contract that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Company Owned IP;

(x)          each Contract that is material to the business or operations of the Company and its Subsidiaries, taken as a whole, under which the Company or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of the Company or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business and any Contracts required to be disclosed on Section 3.12(a)(ix) of the Company Disclosure Schedule;

(xi)          each Contract that is not terminable at will with no more than 60 days’ prior notice (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate;

(xii)        each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of the Company;

(xiii)       each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with target annual compensation or fees in excess of $350,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting the Company’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation;

(xiv)       each Contract with a Company Material Customer;

(xv)        each Contract with a Company Material Supplier; or

(xvi)       each “single-source” supply Contract, pursuant to which material goods or services are supplied to the Company or any of its Subsidiaries from an exclusive source that cannot be replaced by one or more other sources on substantially similar terms and in a reasonably timely manner.

(b)           The Company has made available to Parent accurate and complete copies of all Company Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any business associate agreements or data processing addenda issued under or pursuant to a Company Material Contract in the Ordinary Course of Business to the extent accessible to Parent on the website of the counterparty to such business associate agreement or data processing addenda, as applicable, as of the date hereof. There are no Company Material Contracts that are not in written form. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As to the Company and its Subsidiaries, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Company Balance Sheet and the date hereof, no counterparty to a Company Material Contract has notified the Company in writing (or, to the Company’s Knowledge, otherwise) that it intends to terminate or not renew a Company Material Contract.

3.13         Employee and Labor Matters; Benefits Plans.

(a)           Section 3.13(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans in effect on the date of this Agreement, including each such Company Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.

(b)           As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter from the Internal Revenue Service (“IRS”) with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code, (vi) the most recent summary annual reports, three most recent nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2021 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2021 and the date of this Agreement.

(c)           Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)           The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)           None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f)           As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. To the Company’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2021, all material contributions and premium payments required to have been timely made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Company Benefit Plan, all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g)           None of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)           No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Tile I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 3.13(h) of the Company Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of the Company or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Company Benefit Plan or otherwise) nor has made a written or oral representation promising the same.

(i)            For each Company Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, the Company has complied in all material respects with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), and COBRA. Neither the Company nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). The Company has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Company Benefit Plans.

(j)            Except as otherwise contemplated under this Agreement or as set forth on Section 3.13(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan (or result in adverse consequences for so doing).

(k)           Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(l)            Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. The Company does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(m)           No Person has any “gross up” agreements with the Company or any of its Subsidiaries or other assurance of reimbursement by the Company or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(n)           There are, and since January 1, 2021 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(o)           The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to employees of the Company or any of its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2021 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company or any of its Subsidiaries or Company Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Company Benefit Plan (other than routine claims for benefits). All U.S.-based employees of the Company and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.

(p)           Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2021 who rendered services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. No employees of the Company or any of its Subsidiaries are employed on a work visa or work permit.

(q)           There is not and has not been since January 1, 2021, nor, to the Company’s Knowledge, is there or has there been since January 1, 2021, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r)           Neither the Company nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

(s)           No Company Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(t)           Since January 1, 2021, neither the Company nor its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any single site of employment of the Company or any of its Subsidiaries or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of the Company or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2021, neither the Company nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.

(u)           No Legal Proceedings are as of the date hereof open and pending (or between January 1, 2021 and the date hereof have been settled or otherwise closed) against the Company or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of the Company or any of its Subsidiaries has made, between January 1, 2021 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Company’s Knowledge, between January 1, 2021 and the date hereof, an oral complaint. Between January 1, 2021 and the date hereof, neither the Company nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of the Company or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither the Company nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or independent contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or independent contractor of the Company or any of its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither the Company nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

(v)           No executive officer’s or other key employee’s employment with the Company has been terminated for any reason at any time during the past 12 months. No officer or key employee of the Company has notified the Company of his or her intention to resign or retire at any time within the 12-month period following the Closing Date.

(w)           Section 3.13(w) of the Company Disclosure Schedule lists all persons who are employees of the Company or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) annual base salary or hourly rate of pay, (v) commission, bonus or other incentive-based compensation, (vi) leave or layoff status, if applicable, (vii) classification as either exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws and (viii) city, state, and country of service.

(x)           Section 3.13(x) of the Company Disclosure Schedule sets forth each Person retained by the Company (and any Subsidiary thereof) as a consultant or independent contractor since January 1, 2021 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, and (v) fees paid or payable to the individual.

3.14         Environmental Matters. The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Company Leased Real Property and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that the Company or any of its Subsidiaries (a) is not in material compliance with or has material liability pursuant to any Environmental Law, (b) has been identified as a potentially responsible party under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To the Company’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Company Leased Real Property. To the Company’s Knowledge, there has not been release of or exposure to any Hazardous Materials at, on or under the Company Leased Real Property.

3.15         Taxes.

(a)           The Company and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b)           All income Taxes and any other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Balance Sheet.

(c)           All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

(d)           There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e)           No outstanding deficiencies for income Taxes or any other material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h)           Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

(i)            Neither the Company nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j)            Neither the Company nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)            Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)          Neither the Company nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of the Company and its Affiliates (including Parent and its Subsidiaries) after the Closing Date.

(n)           For purposes of this Section 3.15, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company of any of its Subsidiaries.

3.16         Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Schedule lists all of the following Company IP as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being contested or challenged and, to the Company’s Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company Licensed IP is being or has been contested or challenged. To the Company’s Knowledge, all Company IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Company IP that is denoted by a Governmental Entity as expired, lapsed or abandoned). With respect to Company IP, the Company has taken reasonable steps to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Company IP, to the Company’s Knowledge, all duties of disclosure, candor and good faith have been complied with. With respect to Company IP, to the Company’s Knowledge, all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Company IP’s enforceability, use or priority, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.

(b)           The Company or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Company Owned IP, free and clear of all Liens other than Permitted Liens, and, to the Company’s Knowledge, has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, the Company or its Subsidiaries in their businesses as currently conducted (“Company In-Licensed IP”) and, to the Company’s Knowledge, the Company IP and Company In-Licensed IP constitutes all the Intellectual Property Rights necessary to research, develop, manufacture, have manufactured, supply, test, clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit the Company Products as currently planned. Each Person involved in the creation or development of any material Company Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Company Associate’s rights in such material Company Owned IP to the Company or its Subsidiaries (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to the Company’s Knowledge, has not been materially breached by any such Person. The Company and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP. The Company and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

(c)           No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any material Company Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company Owned IP, the right to receive royalties or other consideration for the practice of such Company Owned IP or co-ownership rights in any Company Owned IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any Company In-bound License).

(d)           Section 3.16(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or any of its Subsidiaries in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or any material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”); provided that the Company In-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license to the Company or any of its Subsidiaries (x) for the purpose of performing services pursuant to such Contract, (y) for exploiting rights in deliverables or work product provided pursuant to such Contract or (z) for incidental rights (e.g., rights in trademarks or feedback), non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements with independent contractors, commercially available software-as-a-service offerings or commercially available off-the-shelf software licenses (including open source software licenses), each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive royalty-free basis; and the Company Out-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license (x) for the performance of services pursuant to such Contract for the benefit of the Company or any of its Subsidiaries, (y) to customers for the exploitation of rights in deliverables or work product of services provided by the Company or any of its Subsidiaries pursuant to such Contract or (z) for incidental rights, non-disclosure agreements, employment agreements, employee invention assignment agreements or consulting agreements with independent contractors, each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive basis and does not transfer ownership of material Intellectual Property Rights to any third party or contain any grant of rights to any third party to use material Company IP for the research, supply, manufacturing, development or commercialization of any products or services (except for the performance of research, supply, manufacturing, development or commercialization within the scope of the applicable Contract or for internal academic research and/or teaching purposes only).

(e)           To the Company’s Knowledge, since January 1, 2021, the Company Products and the operation of the businesses of the Company and its Subsidiaries have not (i) infringed any valid and enforceable Intellectual Property Rights of any other Person, that is not licensed to the Company or any of its Subsidiaries under a Company In-bound License, or (ii) misappropriated any other Intellectual Property Rights owned by any other Person, and, to the Company’s Knowledge, no other Person has infringed or misappropriated any Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed or misappropriated any of the Company IP. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person nor has the Company or any of its Subsidiaries made any written notice or other written communication alleging a third party is infringing or misappropriating any Company IP.

(f)            None of non-expired Company IP or, to the Company’s Knowledge, any non-expired Company In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP or Company In-Licensed IP.

(g)           None of the Company or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any non-expired Company IP.

3.17         Privacy and Data Security.

(a)           The operation of the Company’s and its Subsidiaries’ business are in compliance in all material respects with Data Protection Regulations, except to the extent that such noncompliance has not and would not have a Company Material Adverse Effect. Since January 1, 2021, there have been (i) no Security Incidents impacting Personal Data or any confidential information or Trade Secrets used in the business of the Company or its Subsidiaries (collectively, “Company Sensitive Data”), (ii) no violations of any security policy of the Company or its Subsidiaries regarding any such Company Sensitive Data and (iii) no unintended or improper disclosure of any Company Sensitive Data in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries, in each case of (i) through (iii), except as would not have a Company Material Adverse Effect. Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received any written notice from a vendor or data processor that processes Company Sensitive Data on behalf of the Company or any of its Subsidiaries with respect to a Security Incident materially impacting Company Sensitive Data.

(b)           Each of the Company and its Subsidiaries has complied, and continues to comply, with applicable Data Protection Regulations, including with (i) binding principles relating to processing Personal Data, (ii) requirements to process Personal Data lawfully, (iii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of the Company and its Subsidiaries, (iv) requirements to provide adequate security measures to protect Personal Data, (v) regulatory notification obligations to the extent required by applicable Data Protection Regulations, (vi) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations, and (vii) provisions related to lawful cross-border data transfers of Personal Data, except, in each case, as would not have a Company Material Adverse Effect.

(c)           Each of the Company and its Subsidiaries has implemented, and regularly assessed its implementation of, commercially reasonable physical, technical and organizational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse, except as would not have a Company Material Adverse Effect.

(d)           (i) None of the Company or its Subsidiaries transfers Personal Data outside of a country of origin of the Personal Data unless the Company or such Subsidiary, as applicable, has ensured, if required by applicable Data Protection Regulations, that the recipient has adequate safeguards to protect such Personal Data in compliance with applicable Data Protection Regulations and has complied with all applicable transfer provisions of Data Protection Regulations, including consent of individuals where necessary; (ii) where any transfers of Personal Data outside the European Economic Area or the United Kingdom formerly relied upon the EU-US or Swiss-US Privacy Shield framework, the Company or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where required by applicable Data Protection Regulations, the Company or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules or other requirements and has concluded that such transfers are adequately protected; and (iv) none of the Company or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority due to any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and, to the Company’s Knowledge, nor are there circumstances which reasonably justify such a notification, except in each case of clauses (i), (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.

(e)           (i) Each of the Company and its Subsidiaries has implemented and maintained commercially reasonable measures and policies to protect the integrity, continuous operation and security of the IT Systems of the Company and its Subsidiaries and the data stored thereon, including from Harmful Code; (ii) the IT Systems used in the business of the Company and its Subsidiaries operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct their business as currently conducted; and (iii) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology and procedures consistent with standard practices applicable to entities similarly situated as the Company and its Subsidiaries for the industry in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they conduct business and have acted in material compliance therewith, except, in each case of clauses (i), (ii) and (iii), as would not have a Company Material Adverse Effect. Since January 1, 2021, the IT Systems of the Company and its Subsidiaries have not malfunctioned or failed, or been subject to any Security Incident that has caused or, to the Company’s Knowledge, would reasonably be expected to cause (A) material disruption of or interruption in the conduct of the business of the Company and its Subsidiaries as presently conducted; (B) material loss, destruction, damage or harm of the Company and its Subsidiaries or any of the businesses of the Company and its Subsidiaries; or (C) material liability of any kind to the Company and its Subsidiaries or their business as currently conducted, except in each case of clauses (A), (B) and (C), as would not have a Company Material Adverse Effect.

(f)            Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has been notified in writing of, and, to the Company’s Knowledge, there has not been, (i) an actual or threatened Security Incident materially compromising, or threatening to materially compromise, the processing of Personal Data (whether by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any data processor engaged to process Personal Data on behalf of the Company or its Subsidiaries) or (ii) any action or any circumstance requiring the Company or any of its Subsidiaries to notify a Governmental Entity or any individual to comply with applicable notification requirements of Data Protection Regulations as a direct result of a Security Incident or a violation of any Data Protection Regulations.

(g)           Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written notice or allegation of any actual or alleged or, to the Company’s Knowledge, threatened Security Incident compromising or revealing a material weakness in the security of Personal Data or IT Systems of the Company and its Subsidiaries, or any other material breach of the Data Protection Regulations relating to Personal Data while in its possession or under its control.

(h)           Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written claim, complaint, allegation or other notice of a dispute or violation (whether directly or indirectly) from or on behalf of an individual regarding the Company’s or any of its Subsidiaries’ Personal Data processing activities.

(i)           Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written notice from any supervisory authority or Governmental Entity of any investigation, inquiry, request for information or for co-operation regarding its Personal Data processing activities.

3.18         Compliance with Laws; Permits; Regulatory Matters.

(a)           The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2021, neither the Company nor any of its Subsidiaries have received any claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws, and, to the Company’s Knowledge, no such adverse action is pending or threatened against the Company or its Subsidiaries.

(b)           There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of any material portion of the business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)           The Company and its Subsidiaries have at all times since January 1, 2021 held and have operated in compliance in all material respects with all Governmental Authorizations that are necessary for the conduct of the business of the Company and its Subsidiaries as currently being conducted (the “Company Permits”). All such Company Permits are valid and are in full force and effect, and, assuming the notices, filings or other Consents listed on Section 3.18(c) of the Company Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Company Material Adverse Effect.

(d)           Section 3.18(d) of the Company Disclosure Schedule identifies each Company Permit as of the date hereof that is material to the Company or its Subsidiaries. The Company and its Subsidiaries hold all right, title and interest in and to all Company Permits free and clear of any Lien. All fees and charges with respect to such Company Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. To the Company’s Knowledge, as of the date hereof, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

(e)           None of the Company Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company, nor, to the Company’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Company’s Knowledge, has or is currently threatening or contemplating any Recall of a Company Product. The Company Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. All products marketed by the Company or any of its Subsidiaries are, and have been, labeled, promoted and advertised in material compliance with applicable Health Care Laws. Except as would not have a material impact on the Company and its Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication related to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Company Product. To the Company’s Knowledge, as of the date hereof, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Company Product.

(f)           As of the date hereof, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to the Company’s Knowledge, agents have been or are currently:

(i)           subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;

(ii)          excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

(iii)         excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv)         charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a – 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law or, to the Company’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any applicable Law;

(v)          disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi)         had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above or, to the Company’s Knowledge, committed any violation of any Law, including any Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(g)           The Company has not been restrained in any material respect by a Governmental Entity nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical, or other testing of the Company Products.

(h)           All studies and tests conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries or the Company Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To the Company’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date hereof, the Company has not received written notice of any complaints, information, or adverse experience reports related to a Company Product that would have a Company Material Adverse Effect.

(i)           As to each Company Product subject to the FDCA or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of the Company or any of its Subsidiaries (each such Company Product, a “Company Medical Device”), each such Company Medical Device is being or, since January 1, 2021, has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the Health Care Laws. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the marketing of a product labeled for research use only, status as an LDT, investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any Company Products or (ii) otherwise alleging any material violation of any Laws applicable to any Company Medical Device by the Company or any of its Subsidiaries.

(j)           To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under any applicable Health Care Law.

(k)           Each of the Company and its Subsidiaries has in effect all required material Governmental Authorizations under the Health Care Laws, including, as applicable, (i) the FDCA and (ii) CLIA, state laws applicable to the operation of laboratories, and similar Laws in foreign jurisdictions, necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Governmental Authorizations. The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation or cancellation of any such Governmental Authorizations.

3.19         Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries in effect on the date hereof. Each insurance policy of the Company and each of its Subsidiaries is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2021 and the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed the Company or any of its Subsidiaries of its intent to do so.

3.20         Real Estate. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by the Company or any of its Subsidiaries (the “Company Leased Real Property”), and a true, correct and complete list of all of the Company Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default by the Company thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Company Real Estate Leases). The Company’s or its applicable Subsidiary’s use, occupancy and operation of each such Company Leased Real Property conforms to all applicable Laws, and the Company or its applicable Subsidiary has exclusive possession of each such Company Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Company Leased Real Property. Neither the Company nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly) any interest in any of the Company Real Estate Leases. In addition, each of the Company and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Company’s Knowledge, neither the whole nor any part of the Company Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Company Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has ever leased or operated at any real property other than the Company Leased Real Property. All structures and buildings on the Company Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. To the Company’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Company Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by the Company or its Subsidiaries.

3.21         Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied Parent for inclusion or incorporation by reference therein.

3.22         Transactions with Affiliates. Since April 25, 2023, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.23         Brokers and Finders. Except for Perella Weinberg Partners L.P. and Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.24         Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion, that will subsequently be provided in writing, of Perella Weinberg Partners L.P. that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by an Unaffiliated Stockholder in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholder. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of Parent or Merger Sub, nor any of their respective Affiliates or Representatives, shall have the right to rely on such opinion).

3.25         Certain Business Practices.

(a)           None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to the Company’s business or operations. Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to the Company or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to the Company’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to the Company’s business or operations. None of the Company, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

(b)           None of the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective officers, directors or employees acting on their behalf, is currently, or has since January 1, 2021 been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

3.26         Ownership of Parent Common Stock. Since January 1, 2021, neither the Company nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth (a) in the Parent SEC Documents filed with, or furnished to, the SEC on or after January 1, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Schedule”); provided that clause (a) shall not apply to any representations or warranties set forth in Sections 4.1 (Organizational Documents), 4.2 (Organization; Subsidiaries), 4.3 (Capitalization), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor). The Parent Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Schedule shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

4.1           Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent, Merger Sub and each of Parent’s other Subsidiaries in effect as of the date of this Agreement. Neither Parent, nor Merger Sub nor any of Parent’s other Subsidiaries is in material breach or violation of its respective Organizational Documents.

4.2           Due Organization; Subsidiaries.

(a)           Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.

(b)           Parent is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect.

(c)           Each of Parent’s Subsidiaries is identified in Section 4.2(c) of the Parent Disclosure Schedule; and neither Parent nor any of the entities identified in Section 4.2(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 4.2(c) of the Parent Disclosure Schedule.

(d)           Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.

(e)           Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

(f)           All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of Parent are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material liens, pledges, security interests or other encumbrances.

4.3           Capitalization.

(a)           The authorized capital stock of Parent as of the date of this Agreement consists of (i) 400,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), of which 79,469,908 shares have been issued and are outstanding as of the close of business on the Reference Date, (ii) 128,267 shares of Series B-1 Preferred Stock, of which 127,780 shares have been issued and are outstanding as of the close of business on the Reference Date, and (iii) 128,267 shares of Series B-2 Preferred Stock, of which 127,779 shares have been issued and are outstanding as of the close of business on the Reference Date. Parent has authorized a sufficient number of shares of Parent Common Stock to issue the Merger Consideration. Parent does not hold any shares of its capital stock in its treasury. Except as set forth in this Section 4.3, there are no outstanding shares of capital stock, or other equity interest in Parent.

(b)           Section 4.3(b) of the Parent Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Parent Warrants, (ii) the number and type of shares subject to each Parent Warrant, (iii) the exercise price of each Parent Warrant, and (iv) the termination date of each Parent Warrant.

(c)           All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. The shares of Parent Common Stock issuable as Merger Consideration will be, when issued, duly authorized and validly issued and fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. There is no Parent Contract pursuant to which Parent or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(d)           Except for Parent’s 2009 Equity Incentive Plan (the “Parent 2009 Equity Incentive Plan”), Parent’s DVS Sciences 2010 Equity Incentive Plan (the “Parent 2010 Equity Incentive Plan”), Parent’s 2011 Equity Incentive Plan (the “Parent 2011 Equity Incentive Plan”), Parent’s ESPP (the “Parent ESPP”), Parent’s 2017 Inducement Award Plan (the “Parent 2017 Inducement Plan”) and Parent’s 2022 Inducement Equity Incentive Plan (the “Parent 2022 Inducement Plan”; together with the Parent 2009 Equity Incentive Plan, Parent 2010 Equity Incentive Plan, the Parent 2011 Equity Incentive Plan, the Parent ESPP and the Parent 2017 Inducement Plan, the “Parent Stock Plans”) and the award agreements thereunder, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has authorized 32,681,484 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 16,886,625 shares are subject to equity awards previously granted and outstanding as of the Reference Date under the Parent Stock Plans, and of which 9,248,628 shares of Parent Common Stock are subject to issuance upon the exercise of the Parent Options outstanding as of the Reference Date, at a weighted average exercise price of $3.63, and 7,637,997 shares of Parent Common Stock are subject to issuance upon the settlement of the Parent RSUs outstanding as of the Reference Date. As of the Reference Date, there are no shares of Parent Common Stock that are subject to issuance upon the exercise of the Parent Warrants. Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the Reference Date, with respect to each outstanding Parent Equity Award, (i) the number of shares of Parent Common Stock subject to such Parent Equity Award, (ii) the Parent Stock Plan under which such Parent Equity Award was granted, (iii) the grant or issuance date of such Parent Equity Award; (iv) any applicable vesting schedule with respect to such Parent Equity Award (including any performance-based vesting), and (v) if such Parent Equity Award is a Parent Option, the exercise price and the expiration date of such Parent Option and whether such Parent Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. Parent has authorized and reserved a sufficient number of shares of Parent Common Stock to assume the Company Equity Awards at the Closing.

(e)           Except for the Parent Options, the Parent Options issued under the Parent ESPP (the “Parent ESPP Options”) and the Parent Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(f)           All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent ESPP Options, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. No Parent Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Parent Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Parent Option characterized by Parent as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.

4.4           Authority; Binding Nature of Agreement; Required Vote.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval, and with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions. The Parent Board has, unanimously by the participating members of the Parent Board at a meeting duly called, (i) determined that the Contemplated Transactions, including the Merger, the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”) and the approval of the amendment of Parent’s certificate of incorporation to increase the authorized shares of Parent Common Stock by up to 600,000,000 shares of Parent Common Stock (“Parent Charter Amendment”), are advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Contemplated Transactions and the Parent Charter Amendment, and (iii) subject to Section 5.3, resolved to make the Parent Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception. Prior to the execution of the Parent Voting Agreement, the Parent Board approved the Parent Voting Agreement and the transactions contemplated thereby.

(b)           Except for (i) the approval of the Parent Share Issuance and the Parent Charter Amendment by the affirmative vote of the holders of Parent’s capital stock entitled to vote thereon by a majority of the votes cast (such approval, collectively, the “Parent Stockholder Approval”), (ii) the waiver by the Parent Series B-1 Preferred Stockholder of its rights pursuant to Section 9 of the Series B-1 Preferred Stock Certificate of Designations in connection with the consummation of the Contemplated Transactions by written consent in lieu of a meeting by the Parent Series B-1 Preferred Stockholder in accordance with the Series B-1 Preferred Stock Certificate of Designations and the DGCL and (iii) the waiver by the Parent Series B-2 Preferred Stockholder of its rights pursuant to Section 9 of the Series B-1 Preferred Stock Certificate of Designations in connection with the consummation of the Contemplated Transactions by written consent in lieu of a meeting by the Parent Series B-2 Preferred Stockholder in accordance with the Series B-2 Preferred Stock Certificate of Designations and the DGCL, no other corporate proceedings on the part of the Parent stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.

4.5           Non-Contravention; Consents.

(a)           Subject to (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL, (iii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vi) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by Parent nor (y) the consummation by Parent of the Contemplated Transactions, will (with or without notice or lapse of time):

(i)           result in a violation or breach of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(ii)           result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned by Parent or any of its Subsidiaries, is subject;

(iii)         result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;

(iv)         result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (C) accelerate the maturity or performance of any Parent Material Contract; or (D) cancel, terminate or modify any term of any Parent Material Contract; or

(v)           result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Liens);

except in the case of clauses (ii), (iii), (iv) and (v) of this Section 4.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have a Parent Material Adverse Effect (provided that, for purposes of this Section 4.5(a), effects resulting from or arising in connection with the matters set forth in clause (viii) of the definition of “Parent Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)           Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (iv) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) any applicable requirements of the HSR Act or any foreign Antitrust Laws, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by Parent of this Agreement, or (y) the consummation by Parent of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Contemplated Transactions or that would have a Parent Material Adverse Effect.

(c)           Assuming the accuracy of the representation set forth in Section 4.27, the Parent Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Voting Agreement and to the consummation of the Contemplated Transactions. To Parent’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Voting Agreement or any of the Contemplated Transactions.

4.6           SEC Documents; Financial Statements.

(a)           Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has made available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2021 (the “Parent SEC Documents”). Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed between January 1, 2021 and the date hereof there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

(c)           As of the date of this Agreement, Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(d)           Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s system of internal control over financial reporting as of June 30, 2023, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(e)           Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications.

4.7           Absence of Changes. Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of Parent’s latest consolidated unaudited balance sheet (the “Parent Balance Sheet”) and the date of this Agreement, (i) Parent has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions), (ii) there has not been any Parent Material Adverse Effect (disregarding for purposes of this Section 4.7 clause (ii) of the definition thereof) and (iii) there has not occurred any action, event or occurrence that would have required the consent of the Company pursuant to Section 5.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement (other than any such action, event or occurrence taken in the Ordinary Course of Business that would have required the consent of the Company pursuant to Sections 5.1(b)(ii), 5.1(b)(viii), 5.1(b)(xv), 5.1(b)(xvi) or 5.1(b)(xxvi) as it relates to Sections 5.1(b)(ii), 5.1(b)(viii), 5.1(b)(xv) or 5.1(b)(xvi)).

4.8           Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on Parent’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in the Parent Balance Sheet or disclosed in the notes thereto included in the Parent SEC Documents as so required by GAAP, (b) that have been incurred by Parent or any of its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of Parent or any of its Subsidiaries which have not resulted from a breach of Contract, breach of warranty, tort, infringement or violation of Law, (d) incurred in connection with the Contemplated Transactions or (e) that would not have a Parent Material Adverse Effect.

4.9           Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, tangible assets and equipment necessary for the conduct of its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

4.10         Legal Proceedings; Orders.

(a)           As of the date of this Agreement, there is no pending material Legal Proceeding and no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Between January 1, 2021 and the date hereof, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in any liability that is material to Parent and its Subsidiaries, taken as a whole.

(c)           There is no material order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To Parent’s Knowledge, as of the date hereof no officer or employee of Parent or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

4.11         Customers and Suppliers.

(a)           Section 4.11(a) of the Parent Disclosure Schedule sets forth a correct and complete list of the ten largest customers of Parent and its Subsidiaries based on the revenue accrued by Parent and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Parent Material Customers”). From January 1, 2022 through the date of this Agreement, Parent has not received written notice from any Parent Material Customer that such Parent Material Customer intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Parent Material Customer conducts with Parent or any of its Subsidiaries.

(b)           Section 4.11(b) of the Parent Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers of Parent and its Subsidiaries based on the expenses accrued by Parent and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Parent Material Suppliers”). From January 1, 2022 through the date of this Agreement, Parent has not received written notice from any Parent Material Supplier that such Parent Material Supplier intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Parent Material Supplier conducts with Parent or any of its Subsidiaries.

4.12         Contracts.

(a)           Section 4.12(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan and any purchase order, work order or quality agreement that, for each of the foregoing, does not modify any material term or condition of, or contain any material term or condition that is not contemplated by or contained in, a Parent Material Contract disclosed on Section 4.12(a) of the Parent Disclosure Schedule) (each, a “Parent Material Contract”):

(i)           each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)          each Contract that is material to the business or operation of Parent and its Subsidiaries, taken as a whole, containing (A) any provision limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, other than any employee, customer, or consultant non-solicitation covenants entered into in the Ordinary Course of Business, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase a minimum quantity of goods or services, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business or in connection with any potential acquisition by Parent or any of its Subsidiaries of material assets or any ownership interests in any entity (whether by merger, sale of stock, sale of assets or otherwise), which are not material to the business of or operations of Parent and its Subsidiaries, taken as a whole;

(iii)         each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among Parent and any of its Subsidiaries;

(iv)         each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(v)          each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);

(vi)         each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of Parent or any of its Subsidiaries or creating any material Liens, other than Contracts creating Liens of the type, nature and scope contemplated by clauses (i)(B), (i)(C), (i)(D), (i)(E), (ii) or (iii) of the definition of Permitted Liens or Contracts required to be disclosed on Section 4.12(a)(ix) of the Parent Disclosure Schedule, with respect to any material assets of Parent or any of its Subsidiaries;

(vii)        each Parent Real Estate Lease;

(viii)       each Contract with any Governmental Entity or any university, college, research institute or other educational or academic institution that provides for research and development activities involving the creation of any material Intellectual Property Rights;

(ix)          each (A) Parent Out-bound License, (B) Parent In-bound License, (C) Contract pursuant to which any material research or development activities are conducted by Parent or any of its Subsidiaries for a third party or by a third party for Parent or any of its Subsidiaries or (D) settlement, co-existence or other similar Contract that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Parent Owned IP;

(x)          each Contract that is material to the business or operations of Parent and its Subsidiaries, taken as a whole, under which Parent or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of Parent or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business and any Contracts required to be disclosed on Section 4.12(a)(ix) of the Parent Disclosure Schedule;

(xi)          each Contract that is not terminable at will with no more than 60 days’ prior notice (with no penalty or payment) by Parent or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by Parent or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate;

(xii)         each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of Parent;

(xiii)        each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with target annual compensation or fees in excess of $350,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting Parent’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation;

(xiv)       each Contract with a Parent Material Customer;

(xv)        each Contract with a Parent Material Supplier; or

(xvi)       each “single-source” supply Contract, pursuant to which material goods or services are supplied to Parent or any of its Subsidiaries from an exclusive source that cannot be replaced by one or more other sources on substantially similar terms and in a reasonably timely manner.

(b)           Parent has made available to the Company accurate and complete copies of all Parent Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any business associate agreements or data processing addenda issued under or pursuant to a Parent Material Contract in the Ordinary Course of Business to the extent accessible to the Company on the website of the counterparty to such business associate agreement or data processing addenda, as applicable, as of the date hereof. There are no Parent Material Contracts that are not in written form. None of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. As to Parent and its Subsidiaries, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Parent Balance Sheet and the date hereof, no counterparty to a Parent Material Contract has notified Parent in writing (or, to Parent’s Knowledge, otherwise) that it intends to terminate or not renew a Parent Material Contract.

4.13         Employee and Labor Matters; Benefits Plans.

(a)           Section 4.13(a) of Parent Disclosure Schedule is a list of all Parent Benefit Plans in effect on the date of this Agreement, including each such Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.

(b)           As applicable with respect to each Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter from the IRS with respect to each Parent Benefit Plan intended to qualify under Section 401(a) of the Code, (vi) the most recent summary annual reports, three most recent nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the DOL the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2021 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2021 and the date of this Agreement.

(c)           Each Parent Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)           The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)           None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Parent Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Parent Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f)           As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. To Parent’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2021, all material contributions and premium payments required to have been timely made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Parent Benefit Plan, all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g)           None of Parent or any of its Subsidiaries, or, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)           No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Tile I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 4.13(h) of the Parent Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of Parent or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Parent Benefit Plan or otherwise) nor has made a written or oral representation promising the same.

(i)            For each Parent Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, Parent has complied in all material respects with the Patient Protection and Affordable Care Act, including PPACA, and COBRA. Neither Parent nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Parent has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). Parent has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Parent Benefit Plans.

(j)            Except as otherwise contemplated under this Agreement or as set forth on Section 4.13(j) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan (or result in adverse consequences for so doing).

(k)           Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(l)            Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Parent does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(m)          No Person has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(n)           There are, and since January 1, 2021 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(o)           Parent and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to employees of Parent or any of its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2021 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries or Parent Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Parent Benefit Plan (other than routine claims for benefits). All U.S.-based employees of Parent and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.

(p)           Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2021 who rendered services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. No employees of Parent or any of its Subsidiaries are employed on a work visa or work permit.

(q)           There is not and has not been since January 1, 2021, nor, to Parent’s Knowledge, is there or has there been since January 1, 2021, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r)           Neither Parent nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Parent has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).

(s)           No Parent Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(t)           Since January 1, 2021, neither Parent nor its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any single site of employment of Parent or any of its Subsidiaries or one or more operating units within any site of employment of Parent or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of Parent or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2021, neither Parent nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.

(u)           No Legal Proceedings are as of the date hereof open and pending (or between January 1, 2021 and the date hereof have been settled or otherwise closed) against Parent or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of Parent or any of its Subsidiaries has made, between January 1, 2021 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to Parent’s Knowledge, between January 1, 2021 and the date hereof, an oral complaint. Between January 1, 2021 and the date hereof, neither Parent nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of Parent or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither Parent nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or independent contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or independent contractor of Parent or any of its Subsidiaries. Parent and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither Parent nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

(v)           No executive officer’s or other key employee’s employment with Parent has been terminated for any reason at any time during the past 12 months. No officer or key employee of Parent has notified Parent of his or her intention to resign or retire at any time within the 12-month period following the Closing Date.

(w)           Section 4.13(w) of the Parent Disclosure Schedule lists all persons who are employees of Parent or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) annual base salary or hourly rate of pay, (v) commission, bonus or other incentive-based compensation, (vi) leave or layoff status, if applicable, (vii) classification as either exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws and (viii) city, state, and country of service.

(x)           Section 4.13(x) of the Parent Disclosure Schedule sets forth each Person retained by Parent (and any Subsidiary thereof) as a consultant or independent contractor since January 1, 2021 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, and (v) fees paid or payable to the individual.

4.14         Environmental Matters. Parent and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws. Parent and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Parent Leased Real Property and Parent and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that Parent or any of its Subsidiaries (a) is not in material compliance with or has material liability pursuant to any Environmental Law, (b) has been identified as a potentially responsible party under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To Parent’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Parent Leased Real Property. To Parent’s Knowledge, there has not been release of or exposure to any Hazardous Materials at, on or under the Parent Leased Real Property.

4.15         Taxes.

(a)           Parent and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)           All income Taxes and any other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet.

(c)           All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

(d)           There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e)           No outstanding deficiencies for income Taxes or any other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f)           Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h)           Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i)           Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j)            Neither Parent nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)           Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l)            Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)           Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.

(n)           For purposes of this Section 4.15, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent of any of its Subsidiaries.

4.16         Intellectual Property.

(a)           Section 4.16(a) of the Parent Disclosure Schedule lists all of the following Parent IP as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being contested or challenged and, to Parent’s Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Licensed IP is being or has been contested or challenged. To Parent’s Knowledge, all Parent IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Parent IP that is denoted by a Governmental Entity as expired, lapsed or abandoned).   With respect to Parent IP, Parent has taken reasonable steps to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Parent IP, to Parent’s Knowledge, all duties of disclosure, candor and good faith have been complied with. With respect to Parent IP, to Parent’s Knowledge, all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Parent IP’s enforceability, use or priority, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.

(b)           Parent or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Parent Owned IP, free and clear of all Liens other than Permitted Liens, and, to the Parent’s Knowledge, has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, Parent or its Subsidiaries in their businesses as currently conducted (“Parent In-Licensed IP”) and, to Parent’s Knowledge, the Parent IP and Parent In-Licensed IP constitutes all the Intellectual Property Rights necessary to research, develop, manufacture, have manufactured, supply, test, clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit the Parent Products as currently planned. Each Person involved in the creation or development of any material Parent Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Parent Associate’s rights in such material Parent Owned IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by Parent or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to Parent’s Knowledge, has not been materially breached by any such Person. Parent and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Parent Owned IP. Parent and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of Parent and its Subsidiaries, taken as a whole, as presently conducted.

(c)           No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any material Parent Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Parent Owned IP, the right to receive royalties or other consideration for the practice of such Parent Owned IP or co-ownership rights in any Parent Owned IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any Parent In-bound License).

(d)           Section 4.16(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or any material Intellectual Property Right licensed to Parent or any of its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”); provided that the Parent In-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license to Parent or any of its Subsidiaries (x) for the purpose of performing services pursuant to such Contract, (y) for exploiting rights in deliverables or work product provided pursuant to such Contract or (z) for incidental rights (e.g., rights in trademarks or feedback), non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements with independent contractors, commercially available software-as-a-service offerings or commercially available off-the-shelf software licenses (including open source software licenses), each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive royalty-free basis; and the Parent Out-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license (x) for the performance of services pursuant to such Contract for the benefit of Parent or any of its Subsidiaries, (y) to customers for the exploitation of rights in deliverables or work product of services provided by Parent or any of its Subsidiaries pursuant to such Contract or (z) for incidental rights, non-disclosure agreements, employment agreements, employee invention assignment agreements or consulting agreements with independent contractors, each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive basis and does not transfer ownership of material Intellectual Property Rights to any third party or contain any grant of rights to any third party to use material Parent IP for the research, supply, manufacturing, development or commercialization of any products or services (except for the performance of research, supply, manufacturing, development or commercialization within the scope of the applicable Contract or for internal academic research and/or teaching purposes only).

(e)           To Parent’s Knowledge, since January 1, 2021, the Parent Products and the operation of the businesses of Parent and its Subsidiaries have not (i) infringed any valid and enforceable Intellectual Property Rights of any other Person, that is not licensed to Parent or any of its Subsidiaries under a Parent In-bound License, or (ii) misappropriated any other Intellectual Property Rights owned by any other Person, and, to Parent’s Knowledge, no other Person has infringed or misappropriated any Parent IP. As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the businesses of Parent or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated any of the Parent IP. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of Parent or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person nor has Parent or any of its Subsidiaries made any written notice or other written communication alleging a third party is infringing or misappropriating any Parent IP.

(f)           None of non-expired Parent IP or, to Parent’s Knowledge, any non-expired Parent In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent IP or Parent In-Licensed IP.

(g)           None of Parent or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any non-expired Parent IP.

4.17         Privacy and Data Security.

(a)           The operation of Parent’s and its Subsidiaries’ business are in compliance in all material respects with Data Protection Regulations, except to the extent that such noncompliance has not and would not have a Parent Material Adverse Effect. Since January 1, 2021, there have been (i) no Security Incidents impacting Personal Data or any confidential information or Trade Secrets used in the business of Parent or its Subsidiaries (collectively, “Parent Sensitive Data”), (ii) no violations of any security policy of Parent or its Subsidiaries regarding any such Parent Sensitive Data and (iii) no unintended or improper disclosure of any Parent Sensitive Data in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of (i) through (iii), except as would not have a Parent Material Adverse Effect. Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received any written notice from a vendor or data processor that processes Parent Sensitive Data on behalf of Parent or any of its Subsidiaries with respect to a Security Incident materially impacting Parent Sensitive Data.

(b)           Each of Parent and its Subsidiaries has complied, and continues to comply, with applicable Data Protection Regulations, including with (i) binding principles relating to processing Personal Data, (ii) requirements to process Personal Data lawfully, (iii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of Parent and its Subsidiaries, (iv) requirements to provide adequate security measures to protect Personal Data, (v) regulatory notification obligations to the extent required by applicable Data Protection Regulations, (vi) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations and (vii) provisions related to lawful cross-border data transfers of Personal Data, except, in each case, as would not have a Parent Material Adverse Effect.

(c)           Each of Parent and its Subsidiaries has implemented, and regularly assessed its implementation of, commercially reasonable physical, technical and organizational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse, except as would not have a Parent Material Adverse Effect.

(d)           (i) None of Parent or its Subsidiaries transfers Personal Data outside of a country of origin of the Personal Data unless Parent or such Subsidiary, as applicable, has ensured, if required by applicable Data Protection Regulations, that the recipient has adequate safeguards to protect such Personal Data in compliance with applicable Data Protection Regulations and has complied with all applicable transfer provisions of Data Protection Regulations, including consent of individuals where necessary; (ii) where any transfers of Personal Data outside the European Economic Area or the United Kingdom formerly relied upon the EU-US or Swiss-US Privacy Shield framework, Parent or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where required by applicable Data Protection Regulations, Parent or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules or other requirements and has concluded that such transfers are adequately protected; and (iv) none of Parent or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority due to any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and, to the Company’s Knowledge, nor are there circumstances which reasonably justify such a notification, except in each case of clauses (i), (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.

(e)           (i) Each of Parent and its Subsidiaries has implemented and maintained commercially reasonable measures and policies to protect the integrity, continuous operation and security of the IT Systems of Parent and its Subsidiaries and the data stored thereon, including from Harmful Code; (ii) the IT Systems used in the business of Parent and its Subsidiaries operate and perform in all respects as required to permit Parent and its Subsidiaries to conduct their business as currently conducted; and (iii) Parent and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology and procedures consistent with standard practices applicable to entities similarly situated as Parent and its Subsidiaries for the industry in which Parent and its Subsidiaries operate in each applicable jurisdiction in which they conduct business and have acted in material compliance therewith, except, in each case of clauses (i), (ii) and (iii), as would not have a Parent Material Adverse Effect. Since January 1, 2021, the IT Systems of Parent and its Subsidiaries have not malfunctioned or failed, or been subject to any Security Incident that has caused or, to Parent’s Knowledge, would reasonably be expected to cause (A) material disruption of or interruption in the conduct of the business of Parent and its Subsidiaries as presently conducted; (B) material loss, destruction, damage or harm of Parent and its Subsidiaries or any of the businesses of Parent and its Subsidiaries; or (C) material liability of any kind to Parent and its Subsidiaries or their business as currently conducted, except in each case of clauses (A), (B) and (C), as would not have a Parent Material Adverse Effect.

(f)           Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has been notified in writing of, and, to Parent’s Knowledge, there has not been, (i) an actual or threatened Security Incident materially compromising, or threatening to materially compromise, the processing of Personal Data (whether by Parent or any of its Subsidiaries or, to Parent’s Knowledge, any data processor engaged to process Personal Data on behalf of Parent or its Subsidiaries) or (ii) any action or any circumstance requiring Parent or any of its Subsidiaries to notify a Governmental Entity or any individual to comply with applicable notification requirements of Data Protection Regulations as a direct result of a Security Incident or a violation of any Data Protection Regulations.

(g)           Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written notice or allegation of any actual or alleged or, to Parent’s Knowledge, threatened Security Incident compromising or revealing a material weakness in the security of Personal Data or IT Systems of Parent and its Subsidiaries, or any other material breach of the Data Protection Regulations relating to Personal Data while in its possession or under its control.

(h)           Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written claim, complaint, allegation or other notice of a dispute or violation (whether directly or indirectly) from or on behalf of an individual regarding Parent’s or any of its Subsidiaries’ Personal Data processing activities.

(i)            Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written notice from any supervisory authority or Governmental Entity of any investigation, inquiry, request for information or for co-operation regarding its Personal Data processing activities.

4.18         Compliance with Laws; Permits; Regulatory Matters.

(a)           Parent and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2021, neither Parent nor any of its Subsidiaries have received any claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws, and, to Parent’s Knowledge, no such adverse action is pending or threatened against Parent or its Subsidiaries.

(b)           There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of any material portion of the business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions. Parent is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)           Parent and its Subsidiaries have at all times since January 1, 2021 held and have operated in compliance in all material respects with all Governmental Authorizations that are necessary for the conduct of the business of Parent and its Subsidiaries as currently being conducted (the “Parent Permits”). All such Parent Permits are valid and are in full force and effect, and, assuming the notices, filings or other Consents listed on Section 4.18(c) of the Parent Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Parent Material Adverse Effect.

(d)           Section 4.18(d) of the Parent Disclosure Schedule identifies each Parent Permit as of the date hereof that is material to Parent or its Subsidiaries. Parent and its Subsidiaries hold all right, title and interest in and to all Parent Permits free and clear of any Lien. All fees and charges with respect to such Parent Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits. To Parent’s Knowledge, as of the date hereof, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.

(e)           None of the Parent Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise). Neither Parent, nor, to Parent’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to Parent’s Knowledge, has or is currently threatening or contemplating any Recall of a Parent Product. The Parent Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and Parent Permits and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. All products marketed by Parent or any of its Subsidiaries are, and have been, labeled, promoted and advertised in material compliance with applicable Health Care Laws. Except as would not have a material impact on Parent and its Subsidiaries, taken as a whole, since January 1, 2021, neither Parent nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication related to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Parent Product. To Parent’s Knowledge, as of the date hereof, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Parent Product.

(f)           As of the date hereof, none of Parent, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to Parent’s Knowledge, agents have been or are currently:

(i)           subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;

(ii)          excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

(iii)         excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv)         charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 - 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law or, to Parent’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any applicable Law;

(v)          disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi)         had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above or, to Parent’s Knowledge, committed any violation of any Law, including any Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(g)           Parent has not been restrained in any material respect by a Governmental Entity nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical or other testing of the Parent Products.

(h)           All studies and tests conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries, or in which Parent or any of its Subsidiaries or the Parent Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To Parent’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date hereof, Parent has not received written notice of any complaints, information, or adverse experience reports related to a Parent Product that would have a Parent Material Adverse Effect.

(i)            As to each Parent Product subject to the FDCA or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of Parent or any of its Subsidiaries (each such Parent Product, a “Parent Medical Device”), each such Parent Medical Device is being or, since January 1, 2021, has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the Health Care Laws. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the marketing of a product labeled for research use only, status as an LDT, investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any Parent Products or (ii) otherwise alleging any material violation of any Laws applicable to any Parent Medical Device by Parent or any of its Subsidiaries.

(j)            To the Knowledge of Parent, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting Parent or any of its Subsidiaries relating to or arising under any applicable Health Care Law.

(k)           Each of Parent and its Subsidiaries has in effect all required material Governmental Authorizations under the Health Care Laws, including, as applicable, (i) the FDCA and (ii) CLIA, state laws applicable to the operation of laboratories, and similar Laws in foreign jurisdictions, necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Governmental Authorizations. The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation or cancellation of any such Governmental Authorizations.

4.19         Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries in effect on the date hereof. Each insurance policy of Parent and each of its Subsidiaries is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2021 and the date hereof, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Parent or any of its Subsidiaries of its intent to do so.

4.20         Real Estate. Neither Parent nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.20 of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all real properties with respect to which Parent or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), and a true, correct and complete list of all of the Parent Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default by Parent thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Parent Real Estate Leases). Parent’s or its applicable Subsidiary’s use, occupancy and operation of each such Parent Leased Real Property conforms to all applicable Laws, and Parent or its applicable Subsidiary has exclusive possession of each such Parent Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Parent Leased Real Property. Neither Parent nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly) any interest in any of the Parent Real Estate Leases. In addition, each of Parent and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Parent Leased Real Property, free and clear of all Liens other than Permitted Liens. To Parent’s Knowledge, neither the whole nor any part of the Parent Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Parent Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted. Neither Parent nor any of its Subsidiaries has ever leased or operated at any real property other than the Parent Leased Real Property. All structures and buildings on the Parent Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of Parent and its Subsidiaries as currently conducted. To Parent’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Parent Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by Parent or its Subsidiaries.

4.21         Registration Statement and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied the Company for inclusion or incorporation by reference therein.

4.22         Transactions with Affiliates. Since April 28, 2023, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

4.23         Brokers and Finders. Except for Centerview Partners LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

4.24         Opinion of Financial Advisor. As of the date of this Agreement, the Parent Board has received the opinion, that will subsequently be provided in writing, of Centerview Partners LLC that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that none of the Company, nor any of its Affiliates or Representatives, shall have the right to rely on such opinion).

4.25         Certain Business Practices.

(a)           None of Parent, any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. Neither Parent nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to Parent or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to Parent’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. None of Parent, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

(b)           None of Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective officers, directors or employees acting on their behalf, is currently, or has since January 1, 2021 been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Trade Control Laws.

4.26         Ownership and Operations of Merger Sub. Parent, directly or indirectly, owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as expressly contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the Contemplated Transactions. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

4.27         Ownership of the Company Common Stock. Since January 1, 2021, neither Parent nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE V
COVENANTS

5.1           Interim Operations.

(a)           Conduct of Business by the Company. Except (i) for matters set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to (1) preserve intact the material components of its present business organization, (2) keep available the services of its present officers and key employees in all material respects, (3) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities with jurisdiction over the Company’s operations, customers, licensors, licensees and others with which it has material business dealings, (4) comply in all material respects with all applicable Laws, and (5) maintain in effect all Company Permits in accordance with their terms and renew any Company Permit that would otherwise expire pursuant to their terms. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)           establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Company Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);

(ii)           sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued upon the valid exercise or conversion of outstanding Company Options, Company ESPP Options or Company Warrants or settlement of Company RSUs); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security (other than Company Equity Awards granted to (1) new employees, service providers or board members who were offered a specific number of Company Equity Awards as part of offer letters entered into prior to the date of this Agreement or, in the Ordinary Course of Business, after the date of this Agreement and (2) existing employees, service providers or board members in the Ordinary Course of Business as annual incentive compensation; provided that the aggregate number of Company Equity Awards granted during the Pre-Closing Period pursuant to the preceding clauses (1) and (2), whether or not any such Company Equity Awards are exercised, terminated or forfeited during the Pre-Closing Period, may not exceed the number of Company Equity Awards set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule, the strike prices of any such Company Options shall be determined using the fair market valuation methodology set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule and such Company Equity Awards shall only be exercisable for Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of the Company or any of its Subsidiaries;

(iii)           except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv)           except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company Stock Plans, any provision of any agreement evidencing any o outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;

(v)            adopt or implement any stockholder rights plan or similar arrangement;

(vi)           form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;

(vii)          (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure for any two-month period in excess of 110% of the budgeted capital expenditure amounts for such two-month period set forth in the Company’s operating budget delivered to Parent concurrently with the execution of this Agreement (the “Company Budget”);

(viii)         other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Company Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business; or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business not in excess of the amounts set forth in Section 5.1(a)(viii) of the Company Disclosure Schedule;

(ix)            recognize any labor union or labor organization, except as otherwise required by applicable Law;

(x)            hire any employee, or terminate any existing employee, who (A) has (or would have, if hired) a total target annual compensation opportunity (base salary, target annual bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $350,000 or more or (B) holds (or would hold, if hired) a vice president-level position, in each case, other than termination for cause (as determined in the Company’s reasonable discretion), the hiring of new employees to fill vacant positions in the Ordinary Course of Business, so long as the total target annual compensation opportunity of such new employees does not exceed 10% of the total target annual compensation opportunity of the former employee whose position such new employee fills, and the hiring of new employees to fill new or vacant positions within the salary ranges set next to such positions on Section 5.1(a)(x) of the Company Disclosure Schedule;

(xi)           (A) acquire any material asset (including material Intellectual Property Rights, excluding, for the avoidance of doubt, the creation of Intellectual Property Rights in the Ordinary Course of Business) or properties, (B) sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than Intellectual Property Rights), or (C) grant any Lien, other than a Lien of the type, nature and scope contemplated by clause (ii) or (iii) of the definition of Permitted Lien, with respect to any material assets (including Intellectual Property Rights) or properties, except in the case of clause (C) in the Ordinary Course of Business;

(xii)          sell, assign, transfer, license or sublicense Company IP (other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business) or otherwise dispose of any material Company IP (other than the disclosure of Trade Secrets in support of the business of the Company or any of its Subsidiaries, abandonment of applications for registration of Intellectual Property Rights in the ordinary course of prosecution or abandonment of registered Intellectual Property Rights through non-renewal, each of the foregoing in the Ordinary Course of Business);

(xiii)         disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of the Company;

(xiv)         make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;

(xv)          enter into, materially amend, terminate or expressly release any material rights under any Company Material Contract or purchase order, work order or quality agreement with respect thereto, or enter into any Contract that would be considered a Company Material Contract if in effect on the date hereof (except that the Company may enter into, and amend, Contracts with a Company Material Customer or Company Material Supplier in the Ordinary Course of Business to the extent such Contract is not, or, if such Contract or amendment was in effect on the date hereof, would not be considered, a Company Material Contract pursuant to clauses (i) through (xiii) or clause (xvi) of Section 3.12(a));

(xvi)         enter into, or materially amends the milestone, royalty or similar contingent payment terms of, any Contract under which the Company or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of the Company or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business;

(xvii)        other than in the Ordinary Course of Business, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, for any two-month period in amounts that exceed 110% of the Company Budget for such two-month period;

(xviii)       other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xix)          make or amend any material filings with any Governmental Entity related to any Company Product;

(xx)           initiate or settle any Legal Proceeding;

(xxi)          enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xxii)         fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

(xxiii)        dissolve or liquidate the Company or any Subsidiary thereof;

(xxiv)        enter into any new line of business outside of the Company’s existing business;

(xxv)         enter into any material transaction other than in the Ordinary Course of Business; or

(xxvi)        agree, resolve or commit to do any of the foregoing.

(b)           Conduct of Business by Parent. Except (i) for matters set forth in Section 5.1(b) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to (1) preserve intact the material components of its present business organization, (2) keep available the services of its present officers and key employees in all material respects, (3) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities with jurisdiction over Parent’s operations, customers, licensors, licensees and others with which it has material business dealings, (4) comply in all material respects with all applicable Laws, and (5) maintain in effect all Parent Permits in accordance with their terms and renew any Parent Permit that would otherwise expire pursuant to their terms. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)             establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Parent Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);

(ii)            sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub (except for shares of Parent Common Stock issued upon the valid exercise or conversion of outstanding Parent Options, Parent ESPP Options or Parent Warrants or settlement of Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security (other than Parent Equity Awards granted to (1) new employees, service providers or board members who were offered a specific number of Parent Equity Awards as part of offer letters entered into prior to the date of this Agreement or, in the Ordinary Course of Business, after the date of this Agreement and (2) existing employees, service providers or board members in the Ordinary Course of Business as annual incentive compensation; provided that the aggregate number of Parent Equity Awards granted during the Pre-Closing Period pursuant to the preceding clauses (1) and (2), whether or not any such Parent Equity Awards are exercised, terminated or forfeited during the Pre-Closing Period, may not exceed the number of Parent Equity Awards set forth in Section 5.1(b)(ii) of the Parent Disclosure Schedule, the strike prices of any such Parent Options shall be determined using the fair market valuation methodology set forth in Section 5.1(b)(ii) of the Parent Disclosure Schedule and such Parent Equity Awards shall only be exercisable for Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub;

(iii)           except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of Parent’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv)           except with respect to the adoption of the Parent 2011 Equity Incentive Plan Amendment by Parent Board and Parent’s stockholders or as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of Parent Stock Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;

(v)            adopt or implement any stockholder rights plan or similar arrangement;

(vi)           form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;

(vii)          (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure for any two-month period in excess of 110% of the budgeted capital expenditure amounts for such two-month period set forth in Parent’s operating budget delivered to the Company concurrently with the execution of this Agreement (the “Parent Budget”);

(viii)         other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business; or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business not in excess of the amounts set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix)           recognize any labor union or labor organization, except as otherwise required by applicable Law;

(x)            hire any employee, or terminate any existing employee, who (A) has (or would have, if hired) a total target annual compensation opportunity (base salary, target annual bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $350,000 or more or (B) holds (or would hold, if hired) a vice president-level position, in each case, other than termination for cause (as determined in Parent’s reasonable discretion), the hiring of new employees to fill vacant positions in the Ordinary Course of Business, so long as the total target annual compensation opportunity of such new employees does not exceed 10% of the total target annual compensation opportunity of the former employee whose position such new employee fills, and the hiring of new employees to fill new or vacant positions within the salary ranges set next to such positions on Section 5.1(b)(x) of the Parent Disclosure Schedule;

(xi)           (A) acquire any material asset (including material Intellectual Property Rights, excluding, for the avoidance of doubt, the creation of Intellectual Property Rights in the Ordinary Course of Business) or properties, (B) sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than Intellectual Property Rights), or (C) grant any Lien, other than a Lien of the type, nature and scope contemplated by clause (ii) or (iii) of the definition of Permitted Lien, with respect to any material assets (including Intellectual Property Rights) or properties, except in the case of clause (C) in the Ordinary Course of Business;

(xii)          sell, assign, transfer, license or sublicense Parent IP (other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business) or otherwise dispose of any material Parent IP (other than the disclosure of Trade Secrets in support of the business of Parent or any of its Subsidiaries, abandonment of applications for registration of Intellectual Property Rights in the ordinary course of prosecution or abandonment of registered Intellectual Property Rights through non-renewal, each of the foregoing in the Ordinary Course of Business);

(xiii)         disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of Parent;

(xiv)         make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;

(xv)          enter into, materially amend, terminate or expressly release any material rights under any Parent Material Contract or purchase order, work order or quality agreement with respect thereto, or enter into any Contract that would be considered a Parent Material Contract if in effect on the date hereof (except that Parent may enter into, and amend, Contracts with a Parent Material Customer or Parent Material Supplier in the Ordinary Course of Business to the extent such Contract is not, or, if such Contract or amendment was in effect on the date hereof, would not be considered, a Parent Material Contract pursuant to clauses (i) through (xiii) or clause (xvi) of Section 4.12(a));

(xvi)         enter into, or materially amends the milestone, royalty or similar contingent payment terms of, any Contract under which Parent or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of Parent or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business;

(xvii)        other than in the Ordinary Course of Business, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, for any two-month period in amounts that exceed 110% of the Parent Budget for such two-month period;

(xviii)       other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xix)          make or amend any material filings with any Governmental Entity related to any Parent Product;

(xx)           initiate or settle any Legal Proceeding;

(xxi)          enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xxii)         fail to maintain in full force and effect the existing insurance policies of Parent or to renew or replace such insurance policies with comparable insurance policies;

(xxiii)        dissolve or liquidate Parent or any Subsidiary thereof;

(xxiv)        enter into any new line of business outside Parent’s existing business;

(xxv)         enter into any material transaction other than in the Ordinary Course of Business; or

(xxvi)        agree, resolve or commit to do any of the foregoing.

(c)           Notice of Material Events. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing upon becoming aware of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Article VI impossible. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing upon becoming aware of (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the Contemplated Transactions; (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions; and (iii) any other material Legal Proceeding or material claim threatened in writing, commenced or asserted against such Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(c) shall limit or otherwise affect any of the representations, warranties, covenants, obligations, rights or remedies of the Parties contained in this Agreement or the conditions to the obligations of the Parties under this Agreement.

(d)           All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.7, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.

5.2           Company Acquisition Proposals; Company Change in Recommendation.

(a)           No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company shall not, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i)             solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

(ii)            participate in any discussions or negotiations or cooperate in any way with any Person regarding any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(iii)           provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(iv)           enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement entered into in accordance with Section 5.2(b));

(v)            adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi)           take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or

(vii)          resolve, publicly propose or agree to do any of the foregoing.

The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 12 months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any such Company Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of the Company relating to any Company Acquisition Proposal (and the Company shall use its commercially reasonable efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than Parent and its Representatives) from having access to any physical or electronic data room relating to any possible Company Acquisition Proposal. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement, and its rights under the provisions of any “standstill” agreement, with any such Person (other than Parent). The Company shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Company Acquisition Proposal, unless in any such case the Company Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.

(b)           Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.2 and so long as it has provided written notice to Parent of the identity of such Person or group making the Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person or group making the Company Acquisition Proposal (provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, the Company receives from the Person or group making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with Parent (an “Acceptable Company Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Company Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law. The Company shall provide Parent with an accurate and complete copy of the Acceptable Company Confidentiality Agreement entered into as contemplated by this Section 5.2(b) promptly (and in any event within 24 hours) after the execution thereof.

(c)           Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company or any of its Representatives, (ii) any Person requests non-public information from the Company or any of its Representatives in connection with any Company Acquisition Proposal (provided that the Company shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by the Company or any of its Representatives. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.

(d)           Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Company; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of the Company and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing.

“Company Intervening Event” means any Effect that is material to the Company and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company or Parent, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the Parent Common Stock or the credit rating of the Company or Parent (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event), (3) any events or developments relating to Parent or any of its Affiliates, (4) any event or development generally affecting the industries in which the Company or Parent operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions.

“Company Superior Proposal” means any bona fide, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided that for purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.

(e)           No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation, (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal, (C) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (any such action referred to in this clause (i), a “Company Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Company Confidentiality Agreement entered into in compliance with Section 5.2(b)) relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or any agreement requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Company Alternative Acquisition Agreement”).

(f)            Company Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of a bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.2 and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation and/or cause the Company to terminate this Agreement pursuant to Section 7.3(b) to enter into a Company Specified Agreement with respect to such Company Superior Proposal, if all of the following conditions are met:

(i)             the Company shall have complied in all material respects with the provisions of this Section 5.2 with respect to such Company Acquisition Proposal and shall have (A) provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), including an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Company Superior Proposal (it being understood and agreed that any material amendment to any Company Acquisition Proposal (including the financial terms or any other material term or condition of such Company Acquisition Proposal) shall require a new notice to Parent and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, (B) prior to making such a Company Change in Recommendation or terminating this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period such that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by Parent and (C) in the event of a termination of this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.3(b), including paying the Company Termination Fee; and

(ii)            the Company Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Company Acquisition Proposal and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, such Company Acquisition Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.

(g)           Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i)             the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice to Parent and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law; and

(ii)            the Company Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, the failure to make a Company Change in Recommendation, would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.

(h)           Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by the Company Board after consultation with the Company’s outside counsel) with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the valid termination of this Agreement.

(i)             The Company agrees that in the event that the Company or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, the Company shall be deemed to be in breach of this Section 5.2.

5.3           Parent Acquisition Proposals; Parent Change in Recommendation.

(a)            No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Parent shall not, and Parent shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective Representatives not to, directly or indirectly:

(i)             solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii)            participate in any discussions or negotiations or cooperate in any way with any Person regarding any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;

(iii)           provide any non-public information or data concerning Parent or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;

(iv)           enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Parent Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement entered into in accordance with Section 5.3(b));

(v)            adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi)           take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents; or

(vii)          resolve, publicly propose or agree to do any of the foregoing.

Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. Parent shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 12 months, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any such Parent Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of Parent relating to any Parent Acquisition Proposal (and Parent shall use its commercially reasonable efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than the Company and its Representatives) from having access to any physical or electronic data room relating to any possible Parent Acquisition Proposal. Parent shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement, and its rights under the provisions of any “standstill” agreement, with any such Person (other than the Company). Parent shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Parent Acquisition Proposal, unless in any such case the Parent Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.

(b)           Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to a bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.3 and so long as it has provided written notice to the Company of the identity of such Person or group making the Parent Acquisition Proposal, the material terms and conditions of such Parent Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person or group making the Parent Acquisition Proposal (provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Parent receives from the Person or group making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with the Company (an “Acceptable Parent Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Parent Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law. Parent shall provide the Company with an accurate and complete copy of the Acceptable Parent Confidentiality Agreement entered into as contemplated by this Section 5.3(b) promptly (and in any event within 24 hours) after the execution thereof.

(c)           Notice. Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Parent Acquisition Proposal are received by Parent or any of its Representatives, (ii) any Person requests non-public information from Parent or any of its Representatives in connection with any Parent Acquisition Proposal (provided that Parent shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by Parent or any of its Representatives. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.

(d)           Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from Parent by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving Parent or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving Parent, pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of Parent and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing.

“Parent Intervening Event” means any Effect that is material to Parent and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Parent Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Parent or the Company, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the Parent Common Stock or the credit rating of the Company or Parent (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event), (3) any events or developments relating to the Company or any of its Affiliates, (4) any event or development generally affecting the industries in which Parent or the Company operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Parent or the Company (or refrained to be taken by Parent or the Company) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against Parent or the Company, including Legal Proceedings arising out of the Contemplated Transactions.

“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided that for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.

(e)           No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 5.3(f) and Section 5.3(g), the Parent Board and each committee of the Parent Board shall not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation, (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal, (C) remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (any such action referred to in this clause (i), a “Parent Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Parent Confidentiality Agreement entered into in compliance with Section 5.3(b)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or any agreement requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Parent Alternative Acquisition Agreement”).

(f)            Parent Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of a bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of this Section 5.3 and with respect to which Parent has received a written, definitive form of a Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation and/or cause Parent to terminate this Agreement pursuant to Section 7.4(b) to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, if all of the following conditions are met:

(i)             Parent shall have complied in all material respects with the provisions of this Section 5.3 with respect to such Parent Acquisition Proposal and shall have (A) provided to the Company four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), including an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Parent Superior Proposal (it being understood and agreed that any material amendment to any Parent Acquisition Proposal (including the financial terms or any other material term or condition of such Parent Acquisition Proposal) shall require a new notice to the Company and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, (B) prior to making such a Parent Change in Recommendation or terminating this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period such that the Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, the Parent Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by the Company and (C) in the event of a termination of this Agreement in order to cause Parent to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, Parent shall have validly terminated this Agreement in accordance with Section 7.4(b), including paying the Parent Termination Fee; and

(ii)            the Parent Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Parent Acquisition Proposal and taking into account any revised terms proposed in writing by the Company and the results of negotiations with Parent pursuant to clause (i) above, such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.

(g)           Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i)             Parent shall have (A) provided to the Company four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice to the Company and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law; and

(ii)            the Parent Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company and the results of negotiations with the Company pursuant to clause (i) above, the failure to make a Parent Change in Recommendation, would be inconsistent with the fiduciary duties of Parent Board to the holders of Parent’s capital stock under applicable Law.

(h)           Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by the Parent Board after consultation with Parent’s outside counsel) with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit the Parent Board or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.3(f) or 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the valid termination of this Agreement.

(i)            Parent agrees that in the event that Parent or any Representative of Parent takes any action which, if taken by Parent, would constitute a breach of this Section 5.3, Parent shall be deemed to be in breach of this Section 5.3.

5.4           Joint Proxy Statement/Prospectus; Information Supplied.

(a)           The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable (and in any event within 25 Business Days) following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Contemplated Transactions. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(b)           No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation, a Company Alternative Acquisition Agreement, a Parent Change in Recommendation or a Parent Alternative Acquisition Agreement, as applicable), and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus, or for additional information, and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. The Parties will cause the Registration Statement and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

5.5           Stockholder Meetings.

(a)           Company Stockholders Meeting.

(i)             The Company will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold Company Stockholders Meeting on the same day as the Parent Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.2, the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (A) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (1) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (2) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (B) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).

(ii)            Notwithstanding any Company Change in Recommendation, the Company shall seek the Company Stockholder Approval at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the Contemplated Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(b)           Parent Stockholders Meeting.

(i)             Parent will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the Parent Share Issuance and the Parent Charter Amendment, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Parent Stockholders Meeting”). Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and the Parent Charter Amendment, and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (A) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (1) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present or (2) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (B) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).

(ii)            Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance, the Parent Charter Amendment and, subject to the sole discretion of the Parent Board, the Parent 2011 Equity Incentive Plan Amendment, shall be the only matters (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the Contemplated Transactions) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.6           Regulatory Approvals; Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws in connection with the Merger or any of the Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to use reasonable best efforts to (i) prepare and file, as promptly as practicable, but in any event no later than 10 Business Days after the date hereof as it relates to the HSR Act, any and all documentation to effect all necessary filings required by applicable Antitrust Laws with respect to the Merger, (ii) deliver as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by any Governmental Entities in connection with the Merger, and (iii) obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the Merger, including, responding to, and substantially complying with, a Request for Additional Information or Documentary Material (“Second Request”) received pursuant to the HSR Act and advocating for antitrust clearance.

(b)           To the extent permitted by applicable Law, each of the Company and Parent shall promptly advise the other Party of any material communication between it or its Affiliates and any Governmental Entity (and if in writing, furnish the other Party with a copy of such communication) regarding the Merger contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the Merger contemplated by this Agreement pursuant to the terms hereof. In furtherance and not in limitation of Section 5.6(a), Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under, or relating to, the Antitrust Laws. Without limiting the foregoing, the Parties hereto agree to (i) promptly notify each other of all meetings or substantive communications with any Governmental Entity relating to any Antitrust Laws, and give each other an opportunity to participate in each of such meetings, (ii) promptly notify each other of all substantive oral and written communications with any Governmental Entity relating to any Antitrust Laws, (iii) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (iv) provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of competitively sensitive materials provided under this Section 5.6(b) may be provided on an outside counsel only basis if deemed advisable by the Parties. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Company shall cooperate in good faith to jointly devise and implement the strategy for obtaining regulatory clearance either before any Governmental Entity or in any action brought to enjoin the Merger and the other Contemplated Transactions pursuant to any Antitrust Law.

(c)           Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries and Affiliates to, take reasonable actions necessary to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws to expeditiously close the Merger or the other transactions contemplated by this Agreement (and in any event by or before the Termination Date); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be required to (x) sell, divest or otherwise dispose of (including by license) or hold separate any assets or businesses of Parent or the Company or any of their respective Affiliates or Subsidiaries, as applicable, (y) litigate against any Governmental Entity or defend against any administrative or judicial action that is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or (z) modify, amend or terminate any existing Contract to which Parent or the Company, as applicable, is a party or enter into any agreement to restrict the ownership or operation of any assets or businesses of the Company or Parent or any of their respective Affiliates or Subsidiaries, as applicable, unless, solely in the case of this clause (z), such modification, amendment, termination or agreement would not reasonably be expected to have, individually or in the aggregate, a material and negative effect on Parent and its Subsidiaries (including the Company following Closing), taken as a whole, following the Closing.

(d)           Each party shall bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to Antitrust Laws.

(e)           Prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to (i) any Contracts set forth on Section 5.6(e) of the Parent Disclosure Schedule and Section 5.6(e) of the Company Disclosure Schedule, respectively, or (ii) any Contract to which such Party is a party, upon the reasonable request of the other Party, as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Merger or the other Contemplated Transactions.

(f)            Parent and Merger Sub shall not, and shall cause their respective subsidiaries and Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of Parent and its Affiliates to consummate the Merger or any of the Contemplated Transactions, or (ii) cause Parent, Merger Sub or the Company to be required to obtain any clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger or the other transactions contemplated by this Agreement.

5.7           Access; Consultation. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries and their respective Representatives to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable all other information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other, as and when reasonably requested by the requesting Party; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (a) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (b) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party, or (c) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (a) through (c) of this Section 5.7, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (i) obtain the required consent of any such third party to provide such inspection or disclosure, (ii) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (iii) in the case of clauses (a) and (c), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer. Each Party shall take reasonable steps to ensure that any information it obtains regarding the other Party pursuant to this Section 5.7 shall be used solely in connection with, and in furtherance of effecting, the Contemplated Transactions.

5.8           Stock Exchange Listing, De-listing and De-registration. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, prior to the Effective Time. The Company shall cooperate with Parent and take, or cause to be taken, all actions necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to permit the Shares and other security issued by the Company or one of its Subsidiaries and listed on The Nasdaq Global Market to be de-listed and de-registered under the Exchange Act as soon as possible following the Effective Time.

5.9           Publicity. The initial press release with respect to the Merger and the other Contemplated Transactions shall be a joint press release approved by both Parties and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Contemplated Transactions and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in each case, subject to Section 5.2(h) in respect of a Company Acquisition Proposal and subject to Section 5.3(h) in respect of a Parent Acquisition Proposal, (b) any press release or public statement that consists solely of information previously disclosed in all material respects in prior press releases issued or public statements made by a Party in compliance with this Section 5.9, (c) any internal announcements to employees regarding the Merger so long as such statements consist solely of information previously disclosed in all material respects in previous press releases issued or public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation, or with respect to any Company Superior Proposal or Parent Superior Proposal, made in accordance with this Agreement or, as applicable, Parent’s or the Company’s response thereto.

5.10         Expenses. Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expense.

5.11         Indemnification; Directors’ and Officers’ Insurance.

(a)           Parent shall cause all rights to exculpation, indemnification and advancement by the Company and its Subsidiaries existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) for their acts and omissions as directors and officers of the Company or any of its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s or its applicable Subsidiary’s Organizational Documents (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as such agreements are in effect as of the date of this Agreement) to survive the Merger and be observed by the Surviving Company to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company shall purchase prior to the Effective Time a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by the Company (collectively, the “D&O Tail Policy”), which D&O Tail Policy (i) will be effective for a period from the Effective Time until the sixth anniversary of the Closing Date with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the total annual premium for such D&O Tail Policy shall not be in excess of three hundred percent (300%) of the annual premium most recently paid by the Company prior to the Effective Time (the “Maximum Premium”). Parent shall cause such D&O Tail Policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Company. In the event any future annual premiums for the D&O Tail Policy exceed the Maximum Premium, the Surviving Company shall be entitled to reduce the amount of coverage of the D&O Tail Policy to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In the event that a D&O Tail Policy is not reasonably available to the Company prior to the Effective Time, the Surviving Company shall maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form made available by the Company to Parent prior to the date of this Agreement until the sixth anniversary of the Closing Date; provided that the Surviving Company shall not be required to pay annual premiums for the Existing D&O Policy in excess of the Maximum Premium.

(c)           In the event Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) engages in any similar transaction, then, and in each such case, Parent and any of its successors and assigns shall ensure that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.11.

(d)           The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to any Indemnified Person by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

5.12         Takeover Statute. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Contemplated Transactions and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Contemplated Transactions, take all action reasonably appropriate to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the Contemplated Transactions.

5.13         Control of Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.14         Directors and Officers. The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (i) the Parent Board is comprised of seven members, with three such members designated by Parent, three such members designated by the Company and one such member designated by the Parent Series B-1 Preferred Stockholder (with the Person listed as chair of the Parent Board in Exhibit D hereto designated by the Company as the chair of the Parent Board), as modified from time to time in accordance with this Section 5.14, and (ii) the Persons listed in Exhibit  D hereto under the heading “Officers” and such other persons as are mutually agreed by Parent and the Company are elected or appointed, as applicable, to such positions of officers of Parent as mutually agreed, to serve in such positions effective as of the Effective Time until such successors are duly appointed and qualified in accordance with applicable Law. The Persons listed in Exhibit D under the heading “Board Designees – Parent” shall be Parent’s designees pursuant to clause (i) of this Section 5.14 (which list may be changed by Parent at any time prior to the Closing by written notice to the Company to include different board designees who are either current members of the Parent Board or any other designee reasonably acceptable to the Company). The Persons listed in Exhibit D under the heading “Board Designees – Company” shall be the Company’s designees pursuant to clause (i) of this Section 5.14 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are either current members of the Company Board or any other designee reasonably acceptable to Parent). Prior to the Effective Time, Parent and the Company (a) shall designate the class of the Parent Board to which such designee is to be appointed; provided that there shall be one designee of the Company and one designee of the Parent in each class and (b) shall mutually agree on the composition of the committees of the Parent Board, which shall become effective as of immediately after the Effective Time. At the Effective Time, the charter of each committee of the Parent Board shall be amended to affirmatively state that, unless specifically reflected otherwise in the Certificate of Incorporation, the bylaws of Parent or any other Organizational Document of Parent, all authority is vested in the full Parent Board.

5.15         Section 16(b). The Company Board and the Parent Board (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the Contemplated Transactions and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the Contemplated Transactions by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16         Approval by Sole Stockholder of Merger Sub. Immediately (and in any event within 24 hours) following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

5.17         Stockholder Litigation. Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any Legal Proceedings related to this Agreement, the Merger or the other Contemplated Transactions that is brought against or, to the Knowledge of the Company or Parent, threatened against, either Party, either Party’s Subsidiaries and/or any of their respective directors or officers (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall control any Transaction Litigation brought against such Party or such Party’s Subsidiaries and/or any of their respective directors or officers. Each Party shall provide the other Party (a) the opportunity to participate in the defense of any such Transaction Litigation and (b) the right to review and comment in advance on all material filings or responses to be made by the Parties in connection with any such Transaction Litigation (and the Parties shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such Transaction Litigation, and neither Party shall settle any such Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that such other Party will not be obligated to consent to any settlement that does not include a full release of the said Party and such Party’s Affiliates or that imposes an injunction or other equitable relief upon the said Party or any of its Affiliates. Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any Transaction Litigation contemplated by this Section 5.17. For purposes of this Section 5.17, with respect to a Party not controlling a Transaction Litigation, “participate” means that such Party will be kept reasonably apprised by the Party controlling such Transaction Litigation of proposed strategy and other significant decisions with respect to such Transaction Litigation (to the extent that the attorney-client privilege between such controlling Party and its counsel is not undermined or otherwise adversely affected), and such non-controlling Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

5.18         Tax Treatment.

(a)           Each of Parent and Merger Sub shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. Neither Parent nor Merger Sub shall take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b)           The Company shall use its reasonable best efforts to, and cause its Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. The Company shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c)           Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state, local or foreign Law, (i) each of the Parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the Contemplated Transactions as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(d)           If, in connection with the preparation and filing of the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Parent and the Company shall each use their respective reasonable best efforts to deliver to Fenwick & West LLP, counsel to the Company, and to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Parent, customary Tax representation letters satisfactory to each such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) the Company shall use its reasonable best efforts to cause Fenwick & West LLP to furnish a Tax Opinion addressed to the Company, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Parent shall use its reasonable best efforts to cause Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to furnish a Tax Opinion addressed to Parent, subject to customary assumptions and limitations, satisfactory to the SEC.

(e)           Notwithstanding anything to the contrary contained herein, Parent and the Company each shall pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger, and the portion paid for by Parent will be treated as a Transaction Expense of Parent hereunder. The party responsible under applicable Law shall file any necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, each of Parent, the Company and their respective Affiliates shall join in the execution of any such Tax Returns.

5.19         Termination of the Company’s 401(k) Plan. Unless otherwise directed by Parent in writing at least five Business Days before the Effective Time, the Company shall take all necessary actions to terminate each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”), with such termination effective as of no later than the date immediately preceding the Closing Date. The Company shall provide Parent with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Parent) evidencing that the Company 401(k) Plans will be terminated effective as of no later than the date immediately preceding the Closing Date, contingent upon the Effective Time, and will adopt any necessary amendments to the Company 401(k) Plans to effect such termination. Prior to and conditioned upon termination of the Company 401(k) Plans, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company 401(k) Plans that are impacted by such termination.

5.20         Company Resignations. The Company shall obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of the Company and each of its Subsidiaries, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any employment agreement or Company Benefit Plan applicable to such individual’s status as an officer or director of the Company or a Subsidiary thereof).

5.21         Obligations of Merger Sub and Surviving Company. Parent will take all action necessary to cause each of Merger Sub and the Surviving Company to perform their respective obligations under this Agreement before and after the Effective Time.

5.22         Employee Matters. Parent shall provide each individual who is both employed by the Company as of the Closing Date and continues employment with Parent or one of its Subsidiaries after the Closing Date with (i) base compensation that is no less favorable than the base compensation provided to such individual immediately before the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the employee benefits provided to such individual immediately before the Effective Time, in the case of clauses (i) and (ii) for a period commencing on the Closing Date and ending on December 31, 2024 (or, if earlier, until the termination of employment of such individual) and (iii) if the Closing occurs after April 1, 2024, target annual or short-term cash incentive opportunities for 2024 that are approved for such individuals by the compensation committee of the Company Board prior to the Effective Time, which shall not exceed the amounts set forth on Section 5.22 of the Company Disclosure Schedules. Parent shall honor and pay 2023 incentive compensation bonuses as determined by the compensation committee of the Company Board prior to the Effective Time based on past practice and not to exceed the amounts set forth in Section 5.22 of the Company Disclosure Schedules, unless such bonuses have been paid prior to the Closing; provided, that nothing in this Agreement shall require Parent or any of its Subsidiaries to continue to employ any such individual.

ARTICLE VI
CONDITIONS

6.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s Organizational Documents and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and Parent’s Organizational Documents.

(b)           Legal Restraint. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger.

(c)           Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceedings for that purpose shall have been initiated or threatened.

(d)           Nasdaq Listing. The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the NASDAQStock Market, subject to official notice of issuance.

(e)           Competition Clearances. The waiting period (and any extension thereof) applicable to the Merger or any of the Contemplated Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated.

6.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(c) (Takeover Laws), 3.7 (clause (ii) only) (Absence of Changes), 3.23 (Brokers and Finders) and 3.24 (first sentence only) (Opinion of Financial Advisor)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have a Company Material Adverse Effect (disregarding for purposes of this Section 6.2(a) clause (ii) of the definition thereof); (ii) the representations and warranties of the Company contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization) (other than the first sentence of each of Sections 3.3(a) and 3.3(e) and the first and second sentences of Section 3.3(d)), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(c) (Takeover Laws), 3.23 (Brokers and Finders) and 3.24 (first sentence only) (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company contained in the first sentence of each of Sections 3.3(a) and 3.3(e) and the first and second sentences of Section 3.3(d) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of the Company contained in clause (ii) of Section 3.7 (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b)           Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)           Company Certificate. Parent shall have received at the Closing (i) a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied and (ii) a complete and duly executed certificate of the Company satisfying the requirements of Treasury Regulation section 1.1445-2(e)(3).

6.3           Conditions to Obligation of Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(c) (Takeover Laws), 4.7 (clause (ii) only) (Absence of Changes), 4.23 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not have a Parent Material Adverse Effect (disregarding for purposes of this Section 6.3(a) clause (ii) of the definition thereof); (ii) the representations and warranties of Parent contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization) (other than the first sentence of each of Sections 4.3(a) and 4.3(e) and the first and second sentences of Section 4.3(d)), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(c) (Takeover Laws), 4.23 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Parent contained in the first sentence of each of Sections 4.3(a) and 4.3(e) and the first and second sentences of Section 4.3(d) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of Parent contained in clause (ii) of Section 4.7 (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b)           Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)           Parent Charter Amendment. Parent shall have effected the Parent Charter Amendment and delivered to the Company a file-stamped copy of the amendment to Parent’s certificate of incorporation effecting the Parent Charter Amendment.

(e)           Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

6.4           Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII
TERMINATION

7.1           Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

7.2           Termination by Either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)           the Merger shall not have been consummated by 11:59 p.m. (Eastern Standard time) on May 1, 2024, (the “Termination Date”); provided that if on the Termination Date any of the conditions set forth in Section 6.1(e) are not satisfied, either Parent or the Company may, upon written notice to the other Party, extent the Termination Date on one or more occasions, for additional periods of up to 30 days per extension or such longer period as may be agreed by Parent or the Company (and in the case of any such extension, any reference to the Termination Date in this Agreement shall be a reference to the Termination Date as so extended); provided, however, that in no event shall either Parent or the Company be permitted to extent the Termination Date beyond October 4, 2024; provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(b)           the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval;

(c)           the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the Parent Charter Amendment was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or

(d)           if the condition set forth in Section 6.1(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating Party shall have complied with its obligations pursuant to Section 5.6.

7.3           Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a)           at any time prior to the Parent Stockholder Approval having been obtained, (i) a Parent Change in Recommendation shall have occurred, (ii) the Parent Board shall have failed to publicly reaffirm its recommendation to approve the Parent Board Recommendation within 10 Business Days after the Company so requests in writing (provided that the Company shall be limited to one such request with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company (or if the Parent Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of the Company, promptly and in any event prior to the date on which the Parent Stockholders Meeting is scheduled to be held), (iii) the Parent Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Parent Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Parent’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) Parent shall have intentionally and materially breached its obligations set forth in Section 5.3; provided that the Company’s right to terminate this Agreement pursuant to this Section 7.3(a) shall expire upon receipt of the Parent Stockholder Approval;

(b)           at any time prior to the Company Stockholder Approval having been obtained, in order to accept a Company Superior Proposal and, substantially concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal (a “Company Specified Agreement”), provided that the Company has complied in all material respects with the requirements of Section 5.2 with respect to such Company Superior Proposal and pays the Company Termination Fee as provided in Section 7.5(a); or

(c)           at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.4           Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)           at any time prior to the Company Stockholder Approval having been obtained, (i) a Company Change in Recommendation shall have occurred, (ii) the Company Board shall have failed to publicly reaffirm its recommendation to approve the Company Board Recommendation within 10 Business Days after Parent so requests in writing (provided that Parent shall be limited to one such request with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Company Acquisition Proposal with any Person other than Parent (or if the Company Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of Parent, promptly and in any event prior to the date on which the Company Stockholders Meeting is scheduled to be held), (iii) the Company Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) the Company shall have intentionally and materially breached its obligations set forth in Section 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.4(a) shall expire upon receipt of the Company Stockholder Approval;

(b)           at any time prior to the Parent Stockholder Approval having been obtained, in order to accept a Parent Superior Proposal and, substantially concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal (a “Parent Specified Agreement”), provided that Parent has complied in all material respects with the requirements of Section 5.3 with respect to such Parent Superior Proposal and pays the Parent Termination Fee as provided in Section 7.6(a); or

(c)           at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.5           Company Termination Fee and Expense Reimbursement.

(a)           In the event that (i) (A) after the date of this Agreement, a Company Acquisition Proposal shall have been made to the Company and such Company Acquisition Proposal becomes publicly known prior to the Company Stockholders’ Meeting and, in either case, such Company Acquisition Proposal shall not have been withdrawn at the time of the Company Stockholders Meeting, or a third party has publicly announced an intention to make a Company Acquisition Proposal and such intention shall not have been withdrawn at the time of the Company Stockholders Meeting, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) or Section 7.2(b), or by Parent pursuant to Section 7.4(c), and (C) within 12 months after such termination, the Company enters into a Company Alternative Acquisition Agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (solely for purposes of this Section 7.5(a)(i), the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”); (ii) this Agreement is terminated by Parent pursuant to Section 7.4(a) or (iii) this Agreement is terminated by the Company pursuant to Section 7.3(b); then the Company shall, prior to or simultaneously with such termination in the case of clause (iii) and execution of the Company Specified Agreement (or if the Company Specified Agreement is executed on a day that is not a Business Day, the next Business Day), within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of a Company Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to Parent the Company Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(b) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 7.4(a) or Section 7.4(b), this Agreement shall be deemed terminated pursuant to Section 7.4(a) or Section 7.4(b), as applicable, for purposes of this Section 7.5(a) and Section 7.6(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(b) or Section 7.4(c), the Company Termination Fee shall be reduced by an amount equal to the Parent Fee Reimbursement actually paid to Parent pursuant to Section 7.5(b). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)           If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b) or by Parent pursuant to Section 7.4(c), the Company shall reimburse Parent for all reasonable out of pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000 (the “Parent Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses.

7.6           Parent Termination Fee and Expense Reimbursement.

(a)           In the event that (i) (A) after the date of this Agreement, a Parent Acquisition Proposal shall have been made to Parent and such Parent Acquisition Proposal becomes publicly known prior to the Parent Stockholders’ Meeting and, in either case, such Parent Acquisition Proposal shall not have been withdrawn at the time of the Parent Stockholders Meeting, or a third party has publicly announced an intention to make a Parent Acquisition Proposal and such intention shall not have been withdrawn at the time of the Parent Stockholders Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) or Section 7.2(c), or by the Company pursuant to Section 7.3(c), and (C) within 12 months after such termination, Parent enters into a Parent Alternative Acquisition Agreement with respect to a Parent Acquisition Proposal or consummates a Parent Acquisition Proposal (solely for purposes of this Section 7.6(a)(i), the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”); (ii) this Agreement is terminated by the Company pursuant to Section 7.3(a) or (iii) this Agreement is terminated by Parent pursuant to Section 7.4(b); then Parent shall, prior to or simultaneously with such termination in the case of clause (iii) and execution of the Parent Specified Agreement (or if the Parent Specified Agreement is executed on a day that is not a Business Day, the next Business Day), within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of an Parent Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to the Company the Parent Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(c) at any time after the Company would have been permitted to terminate this Agreement pursuant to Section 7.3(a) or Section 7.3(b), this Agreement shall be deemed terminated pursuant to Section 7.3(a) or Section 7.3(b), as applicable, for purposes of Section 7.5(a) and this Section 7.6(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(c) or Section 7.3(b), the Parent Termination Fee shall be reduced by an amount equal to the Company Fee Reimbursement actually paid to the Company pursuant to Section 7.6(b). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b)           If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(c) or by the Company pursuant to Section 7.3(c), Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000 (the “Company Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.

7.7           Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 7.1, Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

7.8           Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.8 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (a) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (b) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.5 or the Parent Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

7.9           Remedies.

(a)           Each Party acknowledges that the agreements contained in Sections 7.5 and 7.6 are an integral part of the Contemplated Transactions, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee pursuant to Section 7.5 or Parent fails to pay promptly the Parent Termination Fee pursuant to Section 7.6 (each, a “Termination Fee”), and, in order to obtain such Termination Fee, the Party entitled to receive such Termination Fee (the “Recipient”) commences a suit which results in a judgment against the Party obligated to pay such Termination Fee (the “Payor”), the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such Termination Fee at the prime rate in effect on the date such Termination Fee was required to be paid through the date of full payment thereof.

(b)           The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 8.13 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case only Parent shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of Parent in the case of Fraud or a Willful Breach of this Agreement; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case only the Company shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of the Company in the case of Fraud or a Willful Breach of this Agreement.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.1           Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 5.11 and Section 5.18 shall survive the consummation of the Merger. This Article VIII (other than Section 8.2, Section 8.3 and Section 8.4) and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 7.5, Section 7.6, Section 7.8, Section 7.9 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2           Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Company Stockholder Approval or before or after obtaining the Parent Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

8.3           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.4           Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.5           Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.6           Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in New Castle County or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (if no automated notice of delivery failure is received by the sender) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Standard BioTools Inc.

2 Tower Place, Suite 2000

South San Francisco, CA 94080

Attn: Michael Egholm, Ph.D.

Email: [ ]

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Matthew J. Gardella; Matthew W. Tikonoff

Email: MGardella@mintz.com; MWTikonoff@mintz.com

if to the Company:

SomaLogic, Inc.

2945 Wilderness Place

Boulder, CO 80301

Attn: General Counsel

Email: [ ]

with copies to (which shall not constitute notice):

Fenwick & West LLP

902 Broadway, 18th Floor

New York, NY 10010

Attn: Ethan A. Skerry; David Michaels

Email: ESkerry@fenwick.com; DMichaels@fenwick.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

8.8           No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than Parties any rights or remedies hereunder, other than (a) the Indemnified Persons as provided in Section 5.11, (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing and (c) the rights of the Company’s other equityholders pursuant to Section 2.3.

8.9           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

8.10           No Other Representations and Warranties.

(a)           Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries is making and has not made, and no other Person is making or has made on behalf of the Company or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and its Subsidiaries.

(b)           Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Schedule. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

8.11         Construction.

(a)           References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)           For purposes of this Agreement, whenever the context requires: the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)           The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)            References herein to a Person are also to such Person’s successors and permitted assigns.

(g)           Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(h)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively. Any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein have the meanings ascribed to such terms as in this Agreement.

(i)            Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(j)            The headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k)           The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(l)            The phrase “made available” means, with respect to any documentation, that (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party prior to 11:59 p.m. (New York time) on the date that is one calendar day prior to the date of this Agreement, (ii) a copy of such material has been delivered directly to the other Party’s counsel or (iii) such material is disclosed in the Company SEC Documents or the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(m)           Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day, which is a regular Business Day.

8.12         Certain Definitions: For the purposes of this Agreement:

(a)           An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

(b)           “Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

(c)           “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any competition, antitrust, merger control or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(d)           “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

(e)           “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation in effect as of the Effective Time, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance (including IRS Notice 2020-65, 2020-38 IRB) issued thereunder or relating thereto.

(f)            “CLIA” means the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §§ 263a et seq.), as amended.

(g)           “CMS” means the Centers for Medicare & Medicaid Services.

(h)           “Company Affiliate” means any Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

(i)            “Company Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or any controlled Company Affiliate.

(j)            “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment, consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

(k)           “Company Capital Stock” means Company Common Stock, together with Company Preferred Stock.

(l)            “Company Contract” means any Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

(m)          “Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(n)           “Company ESPP” means the Company 2021 Employee Stock Purchase Plan, as amended.

(o)           “Company IP” means Company Owned IP and Company Licensed IP.

(p)           “Company Licensed IP” means all Intellectual Property Rights that are exclusively licensed, or purported to be exclusively licensed, by any third party to the Company or any of its Subsidiaries.

(q)           “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by the Company, excluding, in the case of clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood, however, that any Effect causing or contributing to the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of the Company or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which the Company has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (ix) any fees or expenses incurred in connection with the Contemplated Transactions, or (x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(r)            “Company Non-Plan Grants” means any grants of Company Options or Company RSUs made outside of the Company 2017 Equity Incentive Plan, the Company 2021 Omnibus Stock Incentive Plan, the Company 2009 Equity Incentive Plan.

(s)           “Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the options granted pursuant to the Company ESPP.

(t)            “Company Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Subsidiaries.

(u)           “Company Product” means all products and services currently marketed for sale or sold by the Company or any of its Subsidiaries, all products and services under development for sale by the Company or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.

(v)           “Company RSU” means any Company restricted stock unit (whether granted under the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(w)           “Company Termination Fee” means $17,176,173.

(x)            “Company Warrant” means any warrant to purchase Shares that is outstanding and unexercised immediately prior to the Effective Time, including those listed on Section 3.3(a) of the Company Disclosure Schedule.

(y)           “Confidentiality Agreement” means the confidentiality agreement entered into between the Company and Parent dated June 16, 2023.

(z)            “Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, permit or order.

(aa)         “Contemplated Transactions” means the Merger, the Parent Share Issuance and the other transactions and actions contemplated by this Agreement.

(bb)         “Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding, arrangement or undertaking of any nature.

(cc)          “Data Protection Regulation” means all Laws, and all binding regulatory guidance and standards issued by Governmental Entities, concerning the privacy, protection and/or security of Personal Data.

(dd)         “Effect” means any effect, change, event or development.

(ee)          “Environmental Laws” means any Law concerning or relating to environmental matters, Hazardous Materials, pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to Hazardous Materials.

(ff)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(gg)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(hh)         “Exchange Ratio” means 1.11.

(ii)            “Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

(jj)            “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(kk)          “FDA” means the U.S. Food and Drug Administration.

(ll)            “FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

(mm)        “Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party; provided, that, for the avoidance of doubt, actual and intentional misrepresentation, deceit or concealment of fact of a Party excludes any misrepresentation, deceit or concealment of fact made negligently or recklessly.

(nn)         “GAAP” means United States generally accepted accounting principles.

(oo)         “GDPR” means the EU General Data Protection Regulation 2016/679 including the UK implementation of this Regulation under section 3 of the UK European Union (Withdrawal) Act 2018.

(pp)         “Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, exemption, approval, order, clearance, registration, qualification, accreditation, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (ii) right under any Contract with any Governmental Entity.

(qq)         “Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (iv) self-regulatory organization (including FINRA, Nasdaq and Payment Card Industry Security Standards Council) and independent third-party accrediting body (including the College of American Pathologists (“CAP”) and entities responsible for certifying a company’s adherence to various International Organization for Standardization (“ISO”) standards).

(rr)           “Harmful Code” means Trojan horses, worms, viruses, back doors or any other codes designed or intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system or data, or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software or data.

(ss)          “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive,” a “biohazard” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos, polychlorinated biphenyls, perchlorate and per-and polyfluoroalkyl substances.

(tt)           “Health Care Laws” means Laws, rules, policies, guidelines and regulations applicable to the business, products, and/or services of the Company or Parent, as applicable, including, but not limited to, (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute), (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq (the Medicaid statute), (iii) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), (iv) the civil False Claims Act, 31 U.S.C. §§ 3729 et seq., (v) the criminal False Claims Act 42 U.S.C. § 1320a-7b(a), (vi) the criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287 and the health care fraud criminal provisions under HIPAA (as defined herein), (vii) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (viii) the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, (ix) the exclusion law, 42 U.S.C. § 1320a-7, (x) the Health Information Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq., including all implementing regulations (collectively, “HIPAA”), (xi) the FDCA, (xii) the Public Health Service Act, 42 U.S.C. §§ 201 et seq., (xiii) Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. §§ 263a et seq., xiv) the regulations promulgated pursuant to such laws, and (xvii) any similar federal, state, local and foreign laws and regulations of any Governmental Entity, including the regulatory agencies, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, storage, import, export or disposal of any of the products or services of the Company or Parent, as applicable.

(uu)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(vv)         “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any debt of any other Person (other than any guarantee by a Party with respect to debt of such Party or any wholly owned Subsidiary of such Party), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (viii) obligations in respect of banker’s acceptances or (ix) obligations representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness will be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

(ww)        “Intellectual Property Rights” means all rights, title and interest in intellectual property, whether protected, created or arising under the Law of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

(xx)          “IT Systems” means computers, software, firmware, middleware, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other information technology and related assets and equipment.

(yy)         “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.

(zz)          “Knowledge” of any Person means, in the case of Parent, the actual knowledge of any of the Persons set forth on Section 8.12(yy) of the Parent Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof and, in the case of the Company, the actual knowledge of any of the Persons set forth on Section 8.12(yy) of the Company Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof.

(aaa)        “Law” means any federal, state, local, county, regional, foreign or transnational law, statute, regulation, code, ordinance, common law, ruling, writ, award, zoning law, building code or decree of any Governmental Entity.

(bbb)       “LDT” means laboratory-developed test.

(ccc)        “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel, except for examinations or administrative actions, hearings or proceedings by or before a Governmental Entity (e.g., appeals initiated by the applicant or patentee before the U.S. Patent Trial and Appeal Board) conducted either in the ordinary course of prosecution of Intellectual Property Rights.

(ddd)       “Liens” means pledges, liens, charges, mortgages, deeds of trust, encumbrances and security interests of any kind or nature whatsoever.

(eee)        “Nasdaq” means the National Association of Securities Dealers Automatic Quotation System.

(fff)          “Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent in all material respects with its and its Subsidiaries’ past practices.

(ggg)       “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

(hhh)       “Palamedrix Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 25, 2022, by and among the Company, Panther Merger Subsidiary I, LLC, Panther Merger Subsidiary II, LLC, Palamedrix, Inc., and Shareholder Representative Services LLC, as amended or supplemented.

(iii)           “Parent Affiliate” means any Person under common control with Parent or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

(jjj)           “Parent Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to Parent or any of its Subsidiaries or any controlled Parent Affiliate.

(kkk)        “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

(lll)           “Parent Contract” means any Contract: (i) to which Parent or any of its Subsidiaries is a party; (ii) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

(mmm)     “Parent Equity Award” means Parent Options and Parent RSUs.

(nnn)       “Parent 2011 Equity Incentive Plan Amendment” means an amendment to the Parent 2011 Equity Incentive Plan to increase the total number of shares of Parent Common Stock authorized for issuance thereunder by up to the number shares of Parent Common Stock set forth on Section 8.12(nnn) of the Parent Disclosure Schedule with the number of such shares (up to the limit) to be determined by the Parent Board in its sole discretion, following consultation with the Company.

(ooo)       “Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(ppp)       “Parent ESPP” means the Parent 2017 Employee Stock Purchase Plan, as amended.

(qqq)       “Parent Inducement Grant” means any option to purchase capital stock of Parent or any restricted stock unit made in the form of inducement awards pursuant to NASDAQ Stock Market Rule 5635(c)(4) outside of the Parent Stock Plans and not approved by security holders of Parent.

(rrr)          “Parent IP” means Parent Owned IP and Parent Licensed IP.

(sss)        “Parent Licensed IP” means all Intellectual Property Rights that are exclusively licensed, or purported to be exclusively licensed, by any third party to Parent or any of its Subsidiaries.

(ttt)          “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by Parent, excluding, in the case of clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which Parent and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent (it being understood, however, that any Effect causing or contributing to the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of the Company, (B) the loss or departure of officers or other employees of Parent or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of Parent or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Parent or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which Parent has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (ix) any fees or expenses incurred in connection with the Contemplated Transactions, or (x) any Legal Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent, Merger Sub, the Company or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(uuu)       “Parent Option” means any option to purchase capital stock of Parent (whether granted under any Parent Stock Plan or as a Parent Inducement Grant, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the options granted pursuant to the Parent ESPP.

(vvv)       “Parent Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by Parent or any of its Subsidiaries.

(www)     “Parent Product” means all products and services currently marketed for sale or sold by Parent or any of its Subsidiaries, all products and services under development for sale by Parent or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.

(xxx)         “Parent RSUs” means any Parent restricted stock unit (whether granted under the Parent Stock Plans or as a Parent Inducement Grant, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(yyy)       “Parent Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, $0.001 par value per share, of Parent.

(zzz)         “Parent Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, $0.001 par value per share, of Parent.

(aaaa)      “Parent Series B-1 Stockholder” means, collectively, (i) Casdin Partners Master Fund, L.P., and (ii) Casdin Private Growth Equity Fund II, L.P.

(bbbb)     “Parent Series B-2 Stockholder” means, collectively, (i) Viking Global Opportunities Illiquid Investments Sub-Master LP, and (ii) Viking Global Opportunities Drawdown (Aggregator) LP.

(cccc)      “Parent Termination Fee” means $19,123,214.

(dddd)    “Parent Warrant” means any warrant to purchase capital stock of Parent that is outstanding and unexercised immediately prior to the Effective Time, including those listed on Section 4.3(a) of the Parent Disclosure Schedule.

(eeee)      “Permitted Liens” means any (i) Lien (A) for Taxes or other governmental assessments, charges or claims of payment (1) not yet due and payable or (2) the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (C) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof) that are not presently violated and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (D) that restricts the transfer or assignment of a Contract that is included in the terms of such Contract, (E) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (F) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable, or (G) for which adequate reserves have been established, (ii) defect or irregularity in title for any Intellectual Property Rights that does not, individually or in the aggregate, materially and adversely interfere with the present use of assets to which it relates and (iii) non-exclusive license of Intellectual Property Rights granted in the ordinary course of business consistent with past practice.

(ffff)         “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(gggg)     “Personal Data” (i) personal, personally identifiable, sensitive or regulated information or data concerning a natural person, or (ii) such other data defined as “personal data,” “personally identifiable information,” or other similar term in any applicable Data Protection Regulations.

(hhhh)     “Reference Date” means September 28, 2023.

(iiii)          “Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

(jjjj)          “Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

(kkkk)      “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clauses (i) or (ii).

(llll)          “SEC” means the Securities and Exchange Commission.

(mmmm)  “Securities Act” means the Securities Act of 1933, as amended.

(nnnn)     “Security Incident” means any unauthorized access, use, processing, transfer or disclosure, accidental or unlawful destruction, or any loss, theft or alteration, of data.

(oooo)     “Series B Preferred Stock Certificate of Designations” means the Series B-1 Preferred Stock Certificate of Designations and the Series B-2 Preferred Stock Certificate of Designations, as applicable.

(pppp)     “Series B-1 Preferred Stock Certificate of Designations” means that certain Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock, par value $0.001, of Parent dated April 1, 2022.

(qqqq)     “Series B-2 Preferred Stock Certificate of Designations” means that certain Certificate of Designations of Rights, Preferences and Privileges of Series B-2 Convertible Preferred Stock, par value $0.001, of Parent dated April 1, 2022.

(rrrr)         “Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

(ssss)      “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity in connection with the administration or collection of any Taxes.

(tttt)         “Taxes” means any federal, state, local, foreign or other tax, including any income, capital gain, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, Medicare, unemployment, disability, use, property, withholding, excise, escheat, unclaimed property, production, value added, occupancy and any other taxes, duties or assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

(uuuu)     “Transaction Expenses” means with respect to each Party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement and the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) fees paid to the SEC in connection with filing the Registration Statement, the Joint Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Registration Statement, including any amendments and supplements thereto; and (iv) any fees associated with delisting or de-registering the Shares and any other security issued by the Company or one of its Subsidiaries from The Nasdaq Global Market under the Exchange Act.

(vvvv)     “Unaffiliated Stockholder” means all holders of outstanding shares of Company Common Stock other than Parent, Casdin Capital, LLC and their respective affiliates.

8.13         Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Notwithstanding the foregoing, in no event shall the Company or Parent be entitled to both (a) specific performance to cause the other party to consummate the Closing and (b) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable. The Parties acknowledge that the agreements contained in this Section 8.13 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

SOMALOGIC, INC.

By:	/s/Jason Ryan
Name:	Jason Ryan
Title:	Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

STANDARD BIOTOOLS INC.

By:	/s/Michael Egholm, Ph.D.
Name:	Michael Egholm, Ph.D.
Title:	President

MARTIS MERGER SUB, INC.

By:	/s/Michael Egholm, Ph.D.
Name:	Michael Egholm, Ph.D.
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Merger

(Attached)

Exhibit A

CERTIFICATE OF MERGER

OF

Martis Merger SUB, INC.

(a Delaware corporation)

with and into

SomaLogic, inc.

(a Delaware corporation)

dated:

Pursuant to Title 8, Section 251(h) of the Delaware General Corporation Law (the “DGCL”), SomaLogic, Inc., a Delaware corporation, does hereby certify the following information in connection with the merger of Martis Merger Sub, Inc., a Delaware corporation, with and into SomaLogic, Inc. (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
SomaLogic, Inc.	Delaware
Martis Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of October 4, 2023, by and among Standard BioTools Inc., Martis Merger Sub, Inc., and SomaLogic, Inc. (as amended, modified, and supplemented from time to time, the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(h) of the DGCL (and with respect to Martis Merger Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be SomaLogic, Inc.

FOURTH: The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, is hereby amended and restated in its entirety at the effective time of the Merger as set forth in Annex A attached hereto until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at a place of business of the Surviving Corporation. The address of such place of business of the Surviving Corporation is: 2945 Wilderness Place, Boulder, Colorado 80301.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

SomaLogic, Inc.

By:
Name:
Title:

MArtis Merger Sub, Inc.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

ANNEX A

(Attached)

Annex A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOMALOGIC, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is

SomaLogic, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.

THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”) or any successor statute.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of One Thousand (1,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B.            After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

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C.            The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article EIGHTH or adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification, repeal or adoption.  If the General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, automatically and without any further action, as of the date of such amendment.

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NINETH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: From time to time any of the provisions of this Third Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

I, the undersigned, being the President and Chief Executive Officer, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Third Amended and Restated Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this   th day of    ,    .

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EXHIBIT B

Form of Certificate of Incorporation

(Attached)

Exhibit B

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOMALOGIC, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is

SomaLogic, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.

THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”) or any successor statute.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of One Thousand (1,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B.            After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C.            The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article EIGHTH or adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification, repeal or adoption.  If the General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, automatically and without any further action, as of the date of such amendment.

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NINETH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: From time to time any of the provisions of this Third Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

I, the undersigned, being the President and Chief Executive Officer, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Third Amended and Restated Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this   th day of    ,    .

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EXHIBIT C

Form of Bylaws

(Attached)

Exhibit C

SECOND RESTATED AND AMENDED BY-LAWS

OF

SOMALOGIC, INC.

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at 10:00 a.m. Eastern Time or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders, and at such place as the Board of Directors shall each year fix. If no date for the annual meeting is fixed or said meeting is not held on the date determined as provided above, there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such written consent shall have for the purposes of these By-Laws or otherwise all the force and effect of an annual meeting.

Section 2. Special Meetings. Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.

Section 3. Notice of Meetings. Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5. Organization. The Chairman of the Board of Directors or, in his or her absence, such person as the Board of Directors may have designated or, in his or her absence, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business. The Chairman of the Board of Directors or his or her designee or, if neither the Chairman of the Board of Directors nor his or her designee is present at the meeting, then a person appointed by a majority of the Board of Directors, shall preside at, and act as chairman of, any meeting of the stockholders. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.

Section 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in such stockholder’s on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken.

Except as otherwise provided in the terms of any class or series of preferred stock of the Corporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.

Section 8. Action Without Meeting. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (1) signed (including by electronic or facsimile signature) and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation within sixty (60) days of the earliest dated consent by delivery to its registered office in the State of Delaware (in which case delivery shall be by hand or by certified or registered mail, return receipt requested), its principal place of business (including by electronic transmission), or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded (including by electronic transmission). Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 9. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

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The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II - BOARD OF DIRECTORS

Section 1. Number, Election, Tenure and Qualification. Except as otherwise specified in the Certificate of Incorporation of the Corporation, the number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Resignation and Removal. Any director may resign at any time upon written notice to the Corporation at its principal place of business or to the chief executive officer or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A written notice of each regular meeting shall not be required.

Section 5. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary or one or more of the directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than three (3) days before the meeting or orally, by facsimile, electronic mail or such other form of electronic transmission permitted by law given not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum. At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

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Section 7. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 9. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 10. Powers. The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)	To declare dividends from time to time in accordance with law;

(2)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)	To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

(4)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6)	To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,

(8)	To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation’s business and affairs.

Section 11. Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

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ARTICLE III - COMMITTEES

Section 1. Committees of the Board of Directors. The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee.

ARTICLE IV - OFFICERS

Section 1. Enumeration. The officers of the Corporation shall be the President, the Treasurer, the Secretary and such other officers as the Board of Directors or the Chairman of the Board may determine, including, but not limited to, the Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2. Election. The Chairman of the Board, if any, the President, the Treasurer and the Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors or such officer of the Corporation as it may designate, if any, may, from time to time, elect or appoint such other officers as it or he or she may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 3. Qualification. No officer need be a stockholder. The Chairman of the Board, if any, and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors, but no other officer need be a director. Two or more offices may be held by any one person. If required by vote of the Board of Directors, an officer shall give bond to the Corporation for the faithful performance of his or her duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the Corporation.

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Section 4. Tenure and Removal. Each officer elected or appointed by the Board of Directors shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified in the vote electing or appointing said officer. Each officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, shall hold office until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified by any agreement or other instrument appointing such officer. Any officer may resign by giving written notice of his or her resignation to the Chairman of the Board, if any, the President, or the Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein. Any officer may be removed from office with or without cause by vote of a majority of the directors. Any officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, may be removed with or without cause by such officer.

Section 5. Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.

Section 6. President. The President shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.

Section 7. Vice Presidents. The Vice Presidents, if any, in the order of their election, or in such other order as the Board of Directors may determine, shall have and perform the powers and duties of the President (or such of the powers and duties as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents, if any, shall also have such other powers and duties as may from time to time be determined by the Board of Directors.

Section 8. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these By-Laws or be determined from time to time by the Board of Directors. All property of the Corporation in the custody of the Treasurer shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer, if any, shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.

Section 9. Secretary and Assistant Secretaries. The Board of Directors shall appoint a Secretary and, in his or her absence, an Assistant Secretary. The Secretary or, in his or her absence, any Assistant Secretary, shall attend all meetings of the directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. The Secretary or, in his or her absence, any Assistant Secretary, shall notify the directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors. If the Secretary or an Assistant Secretary is elected but is absent from any meeting of directors, a temporary secretary may be appointed by the directors at the meeting.

Section 10. Bond. If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his control and belonging to the Corporation.

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Section 11. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by resolution of the Board of Directors. Each holder of stock represented by certificates shall be entitled to have such certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation. Such signatures may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of this Article of these By-Laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

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Section 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 6. Interpretation. The Board of Directors shall have the power to interpret all of the terms and provisions of these By-Laws, which interpretation shall be conclusive.

ARTICLE VI - NOTICES

Section 1. Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, by sending such notice by courier service, by facsimile, by electronic mail or by such other form of electronic transmission permitted by law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mail or by courier, facsimile or electronic transmission shall be the time of the giving of the notice.

Section 2. Waiver of Notice. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a director or stockholder at a meeting without protesting prior thereto or at its commencement the lack of notice shall also constitute a waiver of notice by such director or stockholder.

ARTICLE VII - INDEMNIFICATION

Section 1. Actions other than by or in the Right of the Corporation. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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Section 2. Actions by or in the Right of the Corporation. The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits. To the extent that any person described in Section 1 or Section 2 of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4. Specific Authorization. Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.

Section 6. Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7. Insurance. The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 8. Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Section 9. Severability. If any word, clause or provision of this Article or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article. The intent of this Article is to provide for indemnification of and advancement of expenses to officers and directors of the Corporation the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE VIII - CERTAIN TRANSACTIONS

Section 1. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because the votes of such director or officer are counted for such purpose, if:

(1)	The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)	The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2. Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX - MISCELLANEOUS

Section 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures or such other form of electronic signatures permitted by law may be used whenever and as authorized by the Board of Directors or a committee thereof.

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Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year. Except as otherwise determined by the Board of Directors from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.

Section 5. Time Periods. In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X - AMENDMENTS

These By-Laws may be amended, added to, rescinded or repealed by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any meeting of the stockholders or of the Board of Directors, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

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EXHIBIT D

Directors and Officers of Parent

Board Designee – Parent

1.	Michael Egholm

2.	Fenel Eloi (the Parent Series B-2 Preferred Stockholder Board Designee)

3.	Frank Whitney

Board Designee – Company

1.	Tom Carey (Chairman)

2.	Troy Cox

3.	Kathy Hibbs

Board Designee – Parent Series B-1 Preferred Stockholder

1.	Eli Casdin

Pursuant to Section 14(d) of the Series B-1 Preferred Stock Certificate of Designations, the member of the Parent Board designated by the Parent Series B-1 Stockholder shall be offered the opportunity, with respect to each standing committee of the Parent Board, at such member’s option, to sit on such committee.

Pursuant to Section 14(d) of the Series B-2 Preferred Stock Certificate of Designations, the member of the Parent Board designated by the Parent Series B-2 Stockholder shall be offered the opportunity, with respect to each standing committee of the Parent Board, at such member’s option, to sit on such committee.

Officer

1.	Michael Egholm – Chief Executive Officer

2.	Jeffrey Black – Chief Financial Officer

3.	Adam Taich – Chief Strategy Officer

4.	Shane Bowen – Chief Technology Officer

Exhibit D